Exhibit 99.3

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The purpose of this reissuance of Item 8 is to reflect as discontinued operations our former natural gas distribution and energy services businesses and the change in our reportable segments. No attempt has been made to modify or update other disclosures presented in our 2013 Form 10-K to reflect events or occurrences after the date of the filing of our 2013 Form 10-K. Therefore, the following discussion and analysis should be read in conjunction with our 2013 Form 10-K and filings we have made with the SEC subsequent to the filing of our 2013 Form 10-K, including our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, filed on May 7, 2014 and August 6, 2014, respectively.

ONEOK, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
ONEOK, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of ONEOK, Inc. and its subsidiaries (the Company) at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2013 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 25, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations presentation of ONEOK, Inc.’s energy services and natural gas distribution businesses as discussed in Notes A and B and ONEOK, Inc.’s segment presentation discussed in Note R, as to which the date is September 18, 2014.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars, except per share amounts)

Revenues	$11,871,879	$10,184,121	$11,324,970
Cost of sales and fuel	10,222,213	8,540,319	9,745,245
Net margin	1,649,666	1,643,802	1,579,725
Operating expenses
Operations and maintenance	479,165	437,650	428,024
Depreciation and amortization	239,343	205,334	179,504
General taxes	62,421	54,075	49,154
Total operating expenses	780,929	697,059	656,682
Gain (loss) on sale of assets	11,881	6,736	(963)
Operating income	880,618	953,479	922,080
Equity earnings from investments (Note O)	110,517	123,024	127,246
Allowance for equity funds used during construction	30,522	13,648	2,335
Other income	18,158	8,639	2,117
Other expense	(13,999)	(2,646)	(7,362)
Interest expense (net of capitalized interest of $56,506, $40,482 and $22,230, respectively)	(270,646)	(237,638)	(240,006)
Income before income taxes	755,170	858,506	806,410
Income taxes (Note N)	(166,080)	(180,758)	(161,501)
Income from continuing operations	589,090	677,748	644,909
Income (loss) from discontinued operations, net of tax (Note B)	(12,129)	52,265	114,835
Gain on sale of discontinued operations, net of tax (Note B)	—	13,517	—
Net income	576,961	743,530	759,744
Less: Net income attributable to noncontrolling interests	310,428	382,911	399,150
Net income attributable to ONEOK	$266,533	$360,619	$360,594

Amounts attributable to ONEOK:
Income from continuing operations	$278,662	$294,837	$245,759
Income (loss) from discontinued operations	(12,129)	65,782	114,835
Net income	$266,533	$360,619	$360,594

Basic earnings per share:
Income from continuing operations (Note K)	$1.35	$1.43	$1.17
Income (loss) from discontinued operations	(0.06)	0.32	0.55
Net income	$1.29	$1.75	$1.72

Diluted earnings per share:
Income from continuing operations (Note K)	$1.33	$1.40	$1.15
Income (loss) from discontinued operations	(0.06)	0.31	0.53
Net income	$1.27	$1.71	$1.68

Average shares (thousands)
Basic	206,044	206,140	209,344
Diluted	209,695	210,710	214,498

Dividends declared per share of common stock	$1.48	$1.27	$1.08
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)

Net income	$576,961	$743,530	$759,744
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on energy marketing and risk management assets/ liabilities, net of tax of $(5,574), $(10,601) and $(8,670), respectively	25,609	22,826	(19,828)
Realized (gains) losses in net income, net of tax of $(1,905), $10,327 and $53,714, respectively	7,926	(49,499)	(84,025)
Unrealized holding gains (losses) on available-for-sale securities, net of tax of $112, $(30) and $242, respectively	(177)	47	(384)
Change in pension and postretirement benefit plan liability, net of tax of $(52,436), $6,977 and $16,298, respectively	83,126	(11,061)	(25,837)
Other, net of tax of $0, $0 and $50, respectively	—	—	(79)
Total other comprehensive income (loss), net of tax	116,484	(37,687)	(130,153)
Comprehensive income	693,445	705,843	629,591
Less: Comprehensive income attributable to noncontrolling interests	332,101	355,901	366,316
Comprehensive income attributable to ONEOK	$361,344	$349,942	$263,275
See accompanying Notes to Consolidated Financial Statements.

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ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2013	2012
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$145,565	$577,022
Accounts receivable, net	1,109,510	935,129
Natural gas and natural gas liquids in storage	188,286	235,836
Commodity imbalances	80,481	89,704
Other current assets	133,010	119,942
Assets of discontinued operations (Note B)	747,872	850,897
Total current assets	2,404,724	2,808,530

Property, plant and equipment
Property, plant and equipment	10,970,256	8,788,835
Accumulated depreciation and amortization	1,738,302	1,524,240
Net property, plant and equipment (Note E)	9,231,954	7,264,595

Investments and other assets
Investments in unconsolidated affiliates (Note O)	1,229,838	1,221,405
Goodwill and intangible assets (Note F)	1,024,562	838,253
Other assets	224,353	151,518
Assets of discontinued operations (Note B)	3,626,050	3,616,672
Total investments and other assets	6,104,803	5,827,848
Total assets	$17,741,481	$15,900,973
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2013	2012
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt (Note H)	$10,650	$10,650
Notes payable (Note G)	564,462	817,170
Accounts payable	1,273,102	1,078,222
Commodity imbalances	213,577	273,173
Other current liabilities	212,851	229,858
Liabilities of discontinued operations (Note B)	455,688	447,791
Total current liabilities	2,730,330	2,856,864

Long-term debt, excluding current maturities (Note H)	7,753,657	6,514,049

Deferred credits and other liabilities
Deferred income taxes (Note N)	1,146,562	828,084
Other deferred credits	217,522	321,338
Liabilities of discontinued operations (Note B)	1,048,230	1,148,188
Total deferred credits and other liabilities	2,412,314	2,297,610

Commitments and contingencies (Note Q)

Equity (Note I)
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 206,618,877 shares at December 31, 2013; issued 245,811,180 shares and outstanding 204,935,043 shares at December 31, 2012	2,458	2,458
Paid-in capital	1,433,600	1,324,698
Accumulated other comprehensive loss (Note J)	(121,987)	(216,798)
Retained earnings	2,020,815	2,059,024
Treasury stock, at cost: 39,192,303 shares at December 31, 2013 and 40,876,137 shares at December 31, 2012	(997,035)	(1,039,773)
Total ONEOK shareholders’ equity	2,337,851	2,129,609

Noncontrolling interests in consolidated subsidiaries	2,507,329	2,102,841

Total equity	4,845,180	4,232,450
Total liabilities and equity	$17,741,481	$15,900,973
See accompanying Notes to Consolidated Financial Statements.

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ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Operating activities
Net income	$576,961	$743,530	$759,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	384,377	335,852	312,288
Charges attributable to exit activities, net of settlements	121,971	—	—
Impairment of goodwill	—	10,255	—
Gain on sale of discontinued operations	—	(13,517)	—
Equity earnings from investments	(110,517)	(123,024)	(127,246)
Distributions received from unconsolidated affiliates	106,364	120,442	132,741
Deferred income taxes	151,515	229,398	256,688
Share-based compensation expense	46,194	36,692	66,371
Pension and postretirement benefit expense, net of contributions	56,600	(57,073)	(29,863)
Allowance for equity funds used during construction	(30,522)	(13,648)	(2,335)
Loss (gain) on sale of assets	(11,881)	(6,736)	963
Other	(5,656)	27,982	(1,471)
Changes in assets and liabilities:
Accounts receivable	(189,809)	(14,774)	(55,861)
Natural gas and natural gas liquids in storage	99,937	33,343	65,845
Accounts payable	165,076	(30,981)	102,621
Commodity imbalances, net	(52,233)	43,471	(54,886)
Energy marketing and risk management assets and liabilities	25,072	(174,953)	(31,999)
Other assets and liabilities	(38,682)	(162,264)	(37,434)
Cash provided by operating activities	1,294,767	983,995	1,356,166
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(2,256,585)	(1,866,153)	(1,336,067)
Acquisitions	(394,889)	—	—
Proceeds from sale of discontinued operations, net of cash sold	—	32,946	—
Contributions to unconsolidated affiliates	(35,308)	(30,768)	(64,491)
Distributions received from unconsolidated affiliates	31,134	35,299	23,644
Proceeds from sale of assets	13,617	12,240	1,288
Other	—	2,237	4,000
Cash used in investing activities	(2,642,031)	(1,814,199)	(1,371,626)
Financing activities
Borrowing (repayment) of notes payable, net	(252,708)	(24,812)	285,127
Issuance of debt, net of discounts	1,247,822	1,994,693	1,295,450
Long-term debt financing costs	(10,246)	(15,036)	(10,986)
Repayment of debt	(7,868)	(361,464)	(727,562)
Repurchase of common stock	—	(150,000)	(300,108)
Issuance of common stock	20,602	15,969	17,906
Issuance of common units, net of issuance costs	583,929	459,587	—
Dividends paid	(304,742)	(261,969)	(227,020)
Distributions to noncontrolling interests	(374,142)	(324,906)	(277,375)
Excess tax benefit from share-based awards	10,312	6,948	3,806
Cash provided by financing activities	912,959	1,339,010	59,238
Change in cash and cash equivalents	(434,305)	508,806	43,778
Change in cash and cash equivalents included in discontinued operations	2,848	11,532	(13,284)
Change in cash and cash equivalents from continuing operations	(431,457)	520,338	30,494
Cash and cash equivalents at beginning of period	577,022	56,684	26,190
Cash and cash equivalents at end of period	$145,565	$577,022	$56,684
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$294,240	$439,398	$278,162
Cash paid (refunds received) for income taxes	$(16,640)	$872	$(68,696)
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	ONEOK Shareholders’ Equity
	Common Stock Issued	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)
	(Shares)	(Thousands of dollars)

January 1, 2011	245,631,272	$2,456	$1,391,443	$(108,802)
Net income	—	—	—	—
Other comprehensive income (loss)	—	—	—	(97,319)
Repurchase of common stock	—	—	—	—
Common stock issued	178,576	2	25,742	—
Common stock dividends - $1.08 per share	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—
December 31, 2011	245,809,848	2,458	1,417,185	(206,121)
Net income	—	—	—	—
Other comprehensive income (loss)	—	—	—	(10,677)
Repurchase of common stock	—	—	—	—
Common stock issued	1,332	—	(23,404)	—
Common stock dividends - $1.27 per share	—	—	—	—
Issuance of common units of ONEOK Partners	—	—	(51,100)	—
Distributions to noncontrolling interests	—	—	—	—
Other	—	—	(17,983)	—
December 31, 2012	245,811,180	2,458	1,324,698	(216,798)
Net income	—	—	—	—
Other comprehensive income (loss)	—	—	—	94,811
Common stock issued	—	—	(16,549)	—
Common stock dividends - $1.48 per share	—	—	—	—
Issuance of common units of ONEOK Partners	—	—	87,295	—
Distributions to noncontrolling interests	—	—	—	—
Other	—	—	38,156	—
December 31, 2013	245,811,180	$2,458	$1,433,600	$(121,987)
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Continued)
	ONEOK Shareholders’ Equity
	Retained Earnings	Treasury Stock	Noncontrolling Interest in Consolidated Subsidiaries	Total Equity
	(Thousands of dollars)

January 1, 2011	$1,826,800	$(663,274)	$1,472,218	$3,920,841
Net income	360,594	—	399,150	759,744
Other comprehensive income (loss)	—	—	(32,834)	(130,153)
Repurchase of common stock	—	(300,108)	—	(300,108)
Common stock issued	—	28,059	—	53,803
Common stock dividends - $1.08 per share	(227,020)	—	—	(227,020)
Distributions to noncontrolling interests	—	—	(277,375)	(277,375)
December 31, 2011	1,960,374	(935,323)	1,561,159	3,799,732
Net income	360,619	—	382,911	743,530
Other comprehensive income (loss)	—	—	(27,010)	(37,687)
Repurchase of common stock	—	(150,000)	—	(150,000)
Common stock issued	—	45,550	—	22,146
Common stock dividends - $1.27 per share	(261,969)	—	—	(261,969)
Issuance of common units of ONEOK Partners	—	—	510,687	459,587
Distributions to noncontrolling interests	—	—	(324,906)	(324,906)
Other	—	—	—	(17,983)
December 31, 2012	2,059,024	(1,039,773)	2,102,841	4,232,450
Net income	266,533	—	310,428	576,961
Other comprehensive income (loss)	—	—	21,673	116,484
Common stock issued	—	42,738	—	26,189
Common stock dividends - $1.48 per share	(304,742)	—	—	(304,742)
Issuance of common units of ONEOK Partners	—	—	446,529	533,824
Distributions to noncontrolling interests	—	—	(374,142)	(374,142)
Other	—	—	—	38,156
December 31, 2013	$2,020,815	$(997,035)	$2,507,329	$4,845,180

ONEOK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations - We are the sole general partner and own 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, at December 31, 2013. We are a corporation incorporated under the laws of the state of Oklahoma, and our common stock is listed on the NYSE under the trading symbol “OKE.”

On January 31, 2014, we completed the separation of our former natural gas distribution business into a standalone publicly traded company, ONE Gas. In addition, we completed the accelerated wind down of our former energy services business on March 31, 2014. Following the separation of the natural gas distribution business and the wind down of our energy services business, our primary source of income and cash flows is generated from our investment in ONEOK Partners. See Note B for additional discussion of the separation of the natural gas distribution business and the wind down of the energy services business.

For all periods presented, the accompanying consolidated financial statements and notes reflect the results of operations and financial position of our former natural gas distribution and energy services businesses as discontinued operations. Unless indicated otherwise, the information in the Notes to the Consolidated Financial Statements relates to our continuing operations.

Following the separation of our natural gas distribution business into ONE Gas and wind down of our energy services business, our chief operating decision maker reviews the financial performance of each of the three businesses of ONEOK Partners on a regular basis to assess the performance of, and allocate resources to, ONEOK Partners. As a result, our reportable segments have changed to reflect the three business segments of ONEOK Partners. We have reflected the change in reporting segments for all periods presented. See Note R for additional information.

ONEOK Partners is a publicly traded master limited partnership involved in the gathering, processing, storage and transportation of natural gas in the United States.  In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.

The Natural Gas Gathering and Processing segment gathers and/or processes natural gas in two producing basins in the Rocky Mountain region: the Williston Basin, which spans portions of Montana and North Dakota and includes the oil-producing, NGL-rich Bakken Shale and Three Forks formations; and the Powder River Basin of Wyoming, which includes the NGL-rich Frontier, Turner, Sussex and Niobrara Shale formations.  Coal-bed methane, or dry natural gas, in the Powder River Basin does not require processing or NGL extraction in order to be marketable; dry natural gas is gathered, compressed and delivered into a downstream pipeline or marketed for a fee.  The natural gas ONEOK Partners gathers from wells that supply its Sage Creek plant contains NGL-rich natural gas from the Niobrara Shale area of the Powder River Basin. ONEOK Partners also gathers and processes natural gas in the Mid-Continent region, which includes the NGL-rich Cana-Woodford Shale, Woodford Shale, Granite Wash and the Mississippian Lime formation of Oklahoma and Kansas and the Hugoton and Central Kansas Uplift Basins of Kansas.

The Natural Gas Liquids segment consists of facilities that gather, fractionate and treat NGLs and store NGL products primarily in Oklahoma, Kansas, Texas and the Rocky Mountain region where it provides nondiscretionary services to producers for NGLs.  The natural gas liquids business owns or has an ownership interest in FERC-regulated natural gas liquids gathering and distribution pipelines in Oklahoma, Kansas, Texas, Wyoming, Colorado, North Dakota and Montana, and terminal and storage facilities in Missouri, Nebraska, Iowa and Illinois.  It also owns FERC-regulated natural gas liquids distribution and refined petroleum products pipelines in Kansas, Missouri, Nebraska, Iowa, Illinois and Indiana that connect its Mid-Continent assets with Midwest markets, including Chicago, Illinois.  ONEOK Partners’ natural gas liquids business also owns and operates truck- and rail-loading and -unloading facilities that interconnect with its NGL fractionation and pipeline assets.

The Natural Gas Pipeline segment operates interstate and intrastate natural gas transmission pipelines and natural gas storage facilities.  ONEOK Partners’ FERC-regulated interstate assets transport natural gas through pipelines in North Dakota, Minnesota, Wisconsin, Illinois, Indiana, Kentucky, Tennessee, Oklahoma, Texas and New Mexico.  ONEOK Partners’ intrastate natural gas pipeline assets are located in Oklahoma, Texas and Kansas, and have access to major natural gas producing areas in those states, including the Cana-Woodford, Woodford Shale, Granite Wash and Mississippian Lime areas.  ONEOK Partners owns underground natural gas storage facilities in Oklahoma and Texas, which are connected to its intrastate natural gas pipeline assets, as well as underground natural gas storage facilities in Kansas.

Our former natural gas distribution business provided natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas through Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. The natural gas utilities served residential, commercial, industrial and transportation customers in all three states. In addition, the natural gas distribution companies served wholesale and public authority customers.

Our former energy services business was a provider of nonuniform natural gas supply and risk-management services for natural gas and electric utilities and industrial customers with natural gas needs. We used a network of leased storage and transportation capacity to supply natural gas to its customers. This network connected major supply and demand centers and, coupled with our industry knowledge and market intelligence, allowed us to provide our customers with customized services in a more efficient and reliable manner than they could achieve independently. Our customers were primarily LDCs, electric utilities and industrial end-users. Our customers’ natural gas needs varied with seasonal changes in weather and were therefore somewhat unpredictable.

Consolidation - Our consolidated financial statements include the accounts of ONEOK and our subsidiaries over which we have control or are the primary beneficiary.  We have recorded noncontrolling interests in consolidated subsidiaries on our Consolidated Balance Sheets to recognize the portion of ONEOK Partners that we do not own.  We reflected our ownership interest in ONEOK Partners’ accumulated other comprehensive income (loss) in our consolidated accumulated other comprehensive income (loss).  The remaining portion is reflected as an adjustment to noncontrolling interests in consolidated subsidiaries.

ONEOK Partners provides natural gas sales and transportation and storage services to our former natural gas distribution business. Prior to the completion of the energy services wind down, ONEOK Partners provided natural gas sales and transportation and storage services to our energy services business. While these transactions were eliminated in consolidation in previous periods, they are reflected now as affiliate transactions and not eliminated in consolidation for all periods presented as these transactions have continued with third parties. See Note B for additional information.

All other significant intercompany balances and transactions have been eliminated in consolidation. We have recast prior period amounts in the Consolidated Statements of Cash Flows to revise the classification of the excess tax benefit of share-based compensation to financing from operating activities.

Investments in unconsolidated affiliates are accounted for using the equity method if we have the ability to exercise significant influence over operating and financial policies of our investee. Under this method, an investment is carried at its acquisition cost and adjusted each period for contributions made, distributions received and our share of the investee’s comprehensive income. For the investments we account for under the equity method, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill. Impairment of equity investments is recorded when the impairments are other than temporary. These amounts are recorded as investments in unconsolidated affiliates on our accompanying Consolidated Balance Sheets. Distributions paid to us from our unconsolidated affiliates are classified as operating activities on our Consolidated Statements of Cash Flows until the cumulative distributions exceed our proportionate share of income from the unconsolidated affiliate since the date of our initial investment.  The amount of cumulative distributions paid to us that exceeds our cumulative proportionate share of income in each period represents a return of investment and is classified as an investing activity on our Consolidated Statements of Cash Flows. See Note O for disclosures of our unconsolidated affiliates.

Use of Estimates - The preparation of our consolidated financial statements and related disclosures in accordance with GAAP requires us to make estimates and assumptions with respect to values or conditions that cannot be known with certainty that affect the reported amount of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements.  These estimates and assumptions also affect the reported amounts of revenue and expenses during the reporting period.  Items that may be estimated include, but are not limited to, the economic useful life of assets, fair value of assets and liabilities, obligations under employee benefit plans, provisions for uncollectible accounts receivable, unbilled revenues for natural gas delivered but for which meters have not been read, gas purchased expense for natural gas purchased but for which no invoice has been received, provision for income taxes, including any deferred tax valuation allowances, the results of litigation and various other recorded or disclosed amounts.

We evaluate these estimates on an ongoing basis using historical experience, consultation with experts and other methods we consider reasonable based on the particular circumstances.  Nevertheless, actual results may differ significantly from the estimates. Any effects on our financial position or results of operations from revisions to these estimates are recorded in the period when the facts that give rise to the revision become known.

Fair Value Measurements - We define fair value as the price that would be received from the sale of an asset or the transfer of a liability in an orderly transaction between market participants at the measurement date.  We use the market and income approaches to determine the fair value of our assets and liabilities and consider the markets in which the transactions are executed. We measure the fair value of a group of financial assets and liabilities consistent with how a market participant would price the net risk exposure at the measurement date.

While many of the contracts in our portfolio are executed in liquid markets where price transparency exists, some contracts are executed in markets for which market prices may exist, but the market may be relatively inactive.  This results in limited price transparency that requires management’s judgment and assumptions to estimate fair values. Inputs into our fair value estimates include commodity-exchange prices, over-the-counter quotes, volatility, historical correlations of pricing data and LIBOR and other liquid money-market instrument rates. We also utilize internally developed basis curves that incorporate observable and unobservable market data. We validate our valuation inputs with third-party information and settlement prices from other sources, where available.

In addition, as prescribed by the income approach, we compute the fair value of our derivative portfolio by discounting the projected future cash flows from our derivative assets and liabilities to present value using interest-rate yields to calculate present-value discount factors derived from LIBOR, Eurodollar futures and interest-rate swaps.  We also take into consideration the potential impact on market prices of liquidating positions in an orderly manner over a reasonable period of time under current market conditions.  We consider current market data in evaluating counterparties’, as well as our own, nonperformance risk, net of collateral, by using specific and sector bond yields and also monitor the credit default swap markets.  Although we use our best estimates to determine the fair value of the derivative contracts we have executed, the ultimate market prices realized could differ from our estimates, and the differences could be material.

The fair value of our forward-starting interest-rate swaps is determined using financial models that incorporate the implied forward LIBOR yield curve for the same period as the future interest-rate swap settlements.

Fair Value Hierarchy - At each balance sheet date, we utilize a fair value hierarchy to classify fair value amounts recognized or disclosed in our financial statements based on the observability of inputs used to estimate such fair value.  The levels of the hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities;

•
Level 2 - Significant observable pricing inputs other than quoted prices included within Level 1 that are, either directly or indirectly, observable as of the reporting date.  Essentially, this represents inputs that are derived principally from or corroborated by observable market data; and

•
Level 3 - May include one or more unobservable inputs that are significant in establishing a fair value estimate.  These unobservable inputs are developed based on the best information available and may include our own internal data.

We recognize transfers into and out of Level 3 as of the end of each reporting period.  Transfers into Level 3 represent existing assets or liabilities that were categorized previously at a higher level for which the unobservable inputs became a more significant portion of the fair value estimates. Transfers out of Level 3 represent existing assets and liabilities that were classified previously as Level 3 for which the observable inputs became a more significant portion of the fair value estimates.

Determining the appropriate classification of our fair value measurements within the fair value hierarchy requires management’s judgment regarding the degree to which market data is observable or corroborated by observable market data. We categorize derivatives for which fair value is determined using multiple inputs within a single level, based on the lowest level input that is significant to the fair value measurement in its entirety.  See Note C for additional disclosures of our fair value measurements.

Cash and Cash Equivalents - Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Revenue Recognition - Our operating segments recognize revenue when services are rendered or product is delivered. ONEOK Partners’ natural gas gathering and processing operations record revenue when gas is processed in or transported through its facilities.  ONEOK Partners’ natural gas liquids operations record revenues based upon contracted services and actual volumes exchanged or stored under service agreements in the period services are provided.  Revenue for ONEOK Partners’ natural gas pipelines and a portion of its natural gas liquids operations is recognized based upon contracted capacity and contracted volumes transported and stored under service agreements in the period services are provided.

Our former natural gas distribution business’s major industrial and commercial natural gas distribution customers were invoiced at the end of each month.  All natural gas distribution residential customers and some commercial customers were invoiced on a cyclical basis throughout the month, and the utilities accrued unbilled revenues at the end of each month. Revenues from our former natural gas distribution business are included in discontinued operations.

Our revenues from sales to our former energy services business’s wholesale customers were accrued in the month of physical delivery based on contracted sales price and estimated volumes.  Demand payments received for requirements contracts were recognized in the period in which the service was provided.  Our fixed-price physical sales were accounted for as derivatives and were recorded at fair value.  See discussion below in “Derivative and Risk Management Activities” for additional information. Revenues from our former energy services business are included in discontinued operations.

Accounts Receivable - Accounts receivable represent valid claims against nonaffiliated customers for products sold or services rendered, net of allowances for doubtful accounts.  We assess the creditworthiness of our counterparties on an ongoing basis and require security, including prepayments and other forms of collateral, when appropriate.  Outstanding customer receivables are reviewed regularly for possible nonpayment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at each balance sheet date.  At December 31, 2013 and 2012, the allowance for doubtful accounts was not material.

Inventories - The values of current natural gas and NGLs in storage are determined using the lower of weighted-average cost or market method.  Noncurrent natural gas and NGLs are classified as property and valued at cost.  Materials and supplies are valued at average cost.

Commodity Imbalances - Commodity imbalances represent amounts payable or receivable for NGL exchange contracts and natural gas pipeline imbalances and are valued at fair value.  Under the majority of our NGL exchange agreements, we physically receive volumes of unfractionated NGLs, including the risk of loss and legal title to such volumes, from the exchange counterparty.  In turn, we deliver NGL products back to the customer and charge them gathering and fractionation fees. To the extent that the volumes we receive under such agreements differ from those we deliver, we record a net exchange receivable or payable position with the counterparties.  These net exchange receivables and payables are settled with movements of NGL products rather than with cash.  Natural gas pipeline imbalances are settled in cash or in-kind, subject to the terms of the pipelines’ tariffs or by agreement.

Derivatives and Risk Management Activities - We record all derivative instruments at fair value, with the exception of normal purchases and normal sales that are expected to result in physical delivery.  The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it.

If certain conditions are met, we may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows or foreign currency.  Certain nontrading derivative transactions, which are economic hedges of our accrual transactions such as our storage and transportation contracts, do not qualify for hedge accounting treatment.

The table below summarizes the various ways in which we account for our derivative instruments and the impact on our consolidated financial statements:

Recognition and Measurement
Accounting Treatment		Balance Sheet		Income Statement
Normal purchases and normal sales	-	Fair value not recorded	-	Change in fair value not recognized in earnings
Mark-to-market	-	Recorded at fair value	-	Change in fair value recognized in earnings
Cash flow hedge	-	Recorded at fair value	-	Ineffective portion of the gain or loss on the derivative instrument is recognized in earnings
	-	Effective portion of the gain or loss on the derivative instrument is reported initially as a component of accumulated other comprehensive income (loss)	-	Effective portion of the gain or loss on the derivative instrument is reclassified out of accumulated other comprehensive income (loss) into earnings when the forecasted transaction affects earnings
Fair value hedge	-	Recorded at fair value	-	The gain or loss on the derivative instrument is recognized in earnings
	-	Change in fair value of the hedged item is recorded as an adjustment to book value	-	Change in fair value of the hedged item is recognized in earnings

We formally document all relationships between hedging instruments and hedged items, as well as risk-management objectives, strategies for undertaking various hedge transactions and methods for assessing and testing correlation and hedge ineffectiveness. We specifically identify the asset, liability, firm commitment or forecasted transaction that has been designated as the hedged item.  We assess the effectiveness of hedging relationships quarterly by performing an effectiveness analysis on our cash flow and fair value hedging relationships to determine whether the hedge relationships are highly effective on a retrospective and prospective basis.  We also document our normal purchases and normal sales transactions that we expect to result in physical delivery and that we elect to exempt from derivative accounting treatment.

The presentation of settled derivative instruments on either a gross or net basis in our Consolidated Statements of Income is dependent on the relevant facts and circumstances of our different types of activities rather than based solely on the terms of the individual contracts.  All financially settled derivative instruments, as well as derivative instruments considered held for trading purposes that result in physical delivery, are reported on a net basis in revenues in our Consolidated Statements of Income.  The realized revenues and purchase costs of derivative instruments that are not considered held for trading purposes and nonderivative contracts are reported on a gross basis.  Derivatives that qualify as normal purchases or normal sales that are expected to result in physical delivery are also reported on a gross basis.

Income from discontinued operations in our Consolidated Statements of Income includes revenues from financial trading margins, as well as certain physical natural gas transactions with our trading counterparties. Revenues and cost of sales and fuel from such physical transactions are reported on a net basis. See Note B for disclosures of our discontinued operations.

Cash flows from futures, forwards, options and swaps that are accounted for as hedges are included in the same category as the cash flows from the related hedged items in our Consolidated Statements of Cash Flows.

See Notes C and D for more discussion of our fair value measurements and risk management and hedging activities using derivatives.

Property, Plant and Equipment - Our properties are stated at cost, including AFUDC.  Generally, the cost of regulated property retired or sold, plus removal costs, less salvage, is charged to accumulated depreciation.  Gains and losses from sales or retirement of nonregulated properties or an entire operating unit or system of our regulated properties are recognized in income. Maintenance and repairs are charged directly to expense.

The interest portion of AFUDC represents the cost of borrowed funds used to finance construction activities.  We capitalize interest costs during the construction or upgrade of qualifying assets. Capitalized interest is recorded as a reduction to interest expense. The equity portion of AFUDC represents the capitalization of the estimated average cost of equity used during the construction of major projects and is recorded in the cost of our regulated properties and as a credit to the allowance for equity funds used during construction.

Our properties are depreciated using the straight-line method over their estimated useful lives.  Generally, we apply composite depreciation rates to functional groups of property having similar economic circumstances. We periodically conduct depreciation studies to assess the economic lives of our assets.  For our regulated assets, these depreciation studies are completed as a part of our rate proceedings or tariff filings, and the changes in economic lives, if applicable, are implemented prospectively when the new rates are billed.  For our nonregulated assets, if it is determined that the estimated economic life changes, the changes are made prospectively.  Changes in the estimated economic lives of our property, plant and equipment could have a material effect on our financial position or results of operations.

Property, plant and equipment on our Consolidated Balance Sheets includes construction work in process for capital projects that have not yet been placed in service and therefore are not being depreciated.  Assets are transferred out of construction work in process when they are substantially complete and ready for their intended use.

See Note E for disclosures of our property, plant and equipment.

Impairment of Goodwill and Long-Lived Assets, Including Intangible Assets - We assess our goodwill and indefinite-lived intangible assets for impairment at least annually as of July 1. Our goodwill impairment analysis performed as of July 1, 2013, did not result in an impairment charge nor did our analysis reflect any reporting units at risk, and subsequent to that date, no event has occurred indicating that the implied fair value of each of our reporting units (including its inherent goodwill) is less than the carrying value of its net assets.

As a result of the decline in natural gas prices and its effect on location and seasonal price differentials, we performed an interim impairment assessment of our former energy services business’s goodwill balance as of March 31, 2012. As a result of that assessment, goodwill with a carrying amount of $10.3 million was written down to its implied fair value of zero, with a resulting impairment charge of $10.3 million recorded in 2012 earnings, which is included in income from discontinued operations. There were no impairment indicators for ONEOK Partners or for our former natural gas distribution business as the cash flows generated from each of these businesses are derived from predominately fee-based, nondiscretionary services. There were also no impairment charges resulting from our 2012 and 2011 annual impairment tests.

As part of our goodwill impairment test, we first assess qualitative factors (including macroeconomic conditions, industry and market considerations, cost factors and overall financial performance) to determine whether it is more likely than not that the fair value of each of our reporting units is less than its carrying amount. If further testing is necessary, we perform a two-step impairment test for goodwill. In the first step, an initial assessment is made by comparing the fair value of a reporting unit with its book value, including goodwill.  If the fair value is less than the book value, an impairment is indicated, and we must perform a second test to measure the amount of the impairment.  In the second test, we calculate the implied fair value of the goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value determined in step one of the assessment.  If the carrying value of the goodwill exceeds the implied fair value of the goodwill, we will record an impairment charge.

To estimate the fair value of our reporting units, we use two generally accepted valuation approaches, an income approach and a market approach, using assumptions consistent with a market participant’s perspective.  Under the income approach, we use anticipated cash flows over a period of years plus a terminal value and discount these amounts to their present value using appropriate discount rates.  Under the market approach, we apply multiples to forecasted cash flows.  The multiples used are consistent with historical asset transactions.  The forecasted cash flows are based on average forecasted cash flows over a period of years.

As part of our indefinite-lived intangible asset impairment test, we first assess qualitative factors similar to those considered in the goodwill impairment test to determine whether it is more likely than not that the indefinite-lived intangible asset was impaired. If further testing is necessary, we compare the estimated fair value of our indefinite-lived intangible asset with its book value.  The fair value of our indefinite-lived intangible asset is estimated using the market approach. Under the market approach, we apply multiples to forecasted cash flows of the assets associated with our indefinite-lived intangible asset.  The multiples used are consistent with historical asset transactions.  After assessing qualitative factors, we determined that there were no impairments to our indefinite-lived intangible asset in 2013. There were also no impairment charges resulting from our 2012 and 2011 annual impairment tests.

We assess our long-lived assets, including intangible assets with finite useful lives, for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.  An impairment is indicated if the carrying amount of a long-lived asset exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset.  If an impairment is indicated, we record an impairment loss equal to the difference between the carrying value and the fair value of the long-lived asset.  We determined that there were no asset impairments in 2013, 2012 or 2011.

For the investments we account for under the equity method, the impairment test considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary.  Therefore, we periodically reevaluate the amount at which we carry our equity method investments to determine whether current events or circumstances warrant adjustments to our carrying value.  We determined that there were no impairments to our investments in unconsolidated affiliates in 2013, 2012 or 2011.

Low natural gas prices and the relatively higher crude oil and NGL prices, compared with natural gas on a heating-value basis, have caused producers primarily to focus development efforts on crude oil and NGL-rich supply basins rather than areas with dry natural gas production, such as the coal-bed methane areas in the Powder River Basin.  The reduced coal-bed methane development activities and natural production declines in the dry natural gas formation of the Powder River Basin resulted in lower volumes available to be gathered.  While the reserve potential in the Powder River Basin still exists, future drilling and development will be affected by commodity prices and producers’ alternative prospects.  Bighorn Gas Gathering, in which ONEOK Partners owns a 49 percent equity interest, has operations in the coal-bed methane areas of the Powder River Basin. Due to declines in volumes gathered on Bighorn Gas Gathering’s system, ONEOK Partners tested its investment for impairment at December 31, 2013. The estimated fair value exceeded the carrying value; however, a decline of 10 percent or more in the fair value of ONEOK Partners’ investment in Bighorn Gas Gathering would result in a noncash impairment charge. ONEOK Partners was not able to estimate reasonably a range of potential future impairment charges, as many of the assumptions that would be used in its estimate of fair value are dependent upon events beyond its control. The carrying amount of ONEOK Partners’ investment as of December 31, 2013, was $87.8 million, which includes $53.4 million in equity method goodwill. ONEOK Partners estimated the fair value of its investment in Bighorn Gas Gathering using an income approach, which discounted the cash flows of ONEOK Partners investment’s underlying assets with a discount rate reflective of its cost of capital and estimated contract rates, volumes, operating and maintenance costs and capital expenditures.

A continued decline in coal-bed methane natural gas volumes in the coal-bed methane production areas of the Powder River Basin may reduce ONEOK Partners’ ability to recover the carrying value of its assets and equity investments in this area and could result in noncash charges to earnings. For ONEOK Partners’ other equity method investments with operations in the Powder River Basin with carrying values of approximately $204 million as of December 31, 2013, which includes approximately $130 million in equity method goodwill, ONEOK Partners did not identify current events or circumstances that warranted an impairment analysis or an adjustment to its carrying values. ONEOK Partners is not able to reasonably estimate a range of potential future charges, as many of the assumptions that would be used in a fair value model are dependent upon events such as commodity prices, producers’ drilling and production activity and effects of government regulations and policies.

Our impairment tests require the use of assumptions and estimates such as industry economic factors and the profitability of future business strategies.  If actual results are not consistent with our assumptions and estimates or our assumptions and estimates change due to new information, we may be exposed to future impairment charges.

See Notes E, F and O for our long-lived assets, goodwill and intangible assets and investment in unconsolidated affiliates disclosures.

Regulation - Our former natural gas distribution operations and ONEOK Partners’ intrastate natural gas transmission pipelines are subject to the rate regulation and accounting requirements of the OCC, KCC RRC and various municipalities in Texas. ONEOK Partners’ interstate natural gas and natural gas liquids pipelines are subject to regulation by the FERC.  In Kansas and Texas, natural gas storage may be regulated by the state and the FERC for certain types of services.   Oklahoma Natural Gas, Kansas Gas Service, Texas Gas Service and portions of the Natural Gas Liquids and Natural Gas Pipelines segments follow the accounting and reporting guidance for regulated operations.  During the rate-making process, regulatory authorities set the framework for what we can charge customers for our services and establish the manner that our costs are accounted for, including allowing us to defer recognition of certain costs and permitting recovery of the amounts through rates over time, as opposed to expensing such costs as incurred. Examples include costs for fuel and fuel losses, acquisition costs, and contributions in aid of construction. This allows us to stabilize rates over time rather than passing such costs on to the customer for immediate recovery.  Actions by regulatory authorities could have an effect on the amount recovered from rate payers.  Any difference in the amount recoverable and the amount deferred is recorded as income or expense at the time of the regulatory action.  A write-off of regulatory assets and costs not recovered may be required if all or a portion of the regulated operations have rates that are no longer:

•	established by independent, third-party regulators;

•	designed to recover the specific entity’s costs of providing regulated services; and

•	set at levels that will recover our costs when considering the demand and competition for our services.

In December 2013, the KCC approved a settlement agreement for the separation of our Kansas Gas Service natural gas distribution business to ONE Gas from ONEOK. The terms of the settlement agreement provided that amounts previously recorded as a regulatory asset related to ONEOK’s acquisition of Kansas Gas Service in 1997 would no longer be recovered in rates. As a result, the carrying amount of the regulatory asset was written off, and we recorded a noncash charge to income from discontinued operations of approximately $10.2 million in the fourth quarter 2013.

At December 31, 2013 and 2012, we recorded regulatory assets of approximately $383.6 million and $585.0 million, respectively, which are being recovered or are expected to be recovered as a result of various approved rate proceedings.  Of these amounts, the total regulatory assets related to our former natural gas distribution business were $376.8 million and $577.1 million at December 31, 2013 and 2012, respectively, which are included in assets of discontinued operations. The natural gas distribution balances included approximately $341.1 million and $499.4 million related to our pension and postretirement benefit plans at December 31, 2013 and 2012, respectively, which are discussed in Note M.  Regulatory assets for our continuing operations, which are reflected in other assets in our Consolidated Balance Sheets, are being recovered as a result of approved rate proceedings over varying time periods up to 40 years.

Pension and Postretirement Employee Benefits - We have defined benefit retirement plans covering certain full-time employees. We sponsor welfare plans that provide postretirement medical and life insurance benefits to certain employees who retire with at least five years of service.  Our actuarial consultant calculates the expense and liability related to these plans and uses statistical and other factors that attempt to anticipate future events.  These factors include assumptions about the discount rate, expected return on plan assets, rate of future compensation increases, age and employment periods.  In determining the projected benefit obligations and costs, assumptions can change from period to period and may result in material changes in the costs and liabilities we recognize.  See Note M for more discussion of pension and postretirement employee benefits.

Income Taxes - Deferred income taxes are recorded for the difference between the financial statement and income tax basis of assets and liabilities and carryforward items, based on income tax laws and rates existing at the time the temporary differences are expected to reverse.  The effect on deferred taxes of a change in tax rates is deferred and amortized for operations regulated by the OCC, KCC, RRC and various municipalities in Texas, if, as a result of an action by a regulator, it is probable that the effect of the change in tax rates will be recovered from or returned to customers through future rates.  For all other operations, the effect is recognized in income in the period that includes the enactment date.  We continue to amortize previously deferred investment tax credits for ratemaking purposes over the period prescribed by the OCC, KCC, RRC and various municipalities in Texas.

We utilize a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that is taken or expected to be taken in a tax return.  We reflect penalties and interest as part of income tax expense as they become applicable for tax provisions that do not meet the more-likely-than-not recognition threshold and measurement attribute.  During 2013, 2012 and 2011, our tax positions did not require an establishment of a material reserve.

We file numerous consolidated and separate income tax returns with federal tax authorities of the United States and Canada, along with the tax authorities of several states.  There are no United States federal audits or statute waivers at this time. See Note N for additional discussion of income taxes.

Asset Retirement Obligations - Asset retirement obligations represent legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset.  Certain long-lived assets that comprise our former natural gas distribution systems and ONEOK Partners’ natural gas gathering and processing, natural gas liquids and pipeline facilities are subject to agreements or regulations that give rise to an asset retirement obligation for removal or other disposition costs associated with retiring the assets in place upon the discontinued use of the assets. We recognize the fair value of a liability for an asset-retirement obligation in the period when it is incurred if a reasonable estimate of the fair value can be made.  We are not able to estimate reasonably the fair value of the asset retirement obligations for portions of our former natural gas distribution and ONEOK Partners’ assets because the settlement dates are indeterminable given the expected continued use of the assets with proper maintenance. We expect our former natural gas distribution and ONEOK Partners’ pipeline assets, for which we are unable to estimate reasonably the fair value of the asset retirement obligation, will continue to operate as long as natural gas supply and demand for natural gas and natural gas liquids exists. Based on the widespread use of natural gas for heating and cooking activities by residential users and electric-power generation by commercial users, as well as use of natural gas liquids by the petrochemical industry, we and ONEOK Partners expect supply and demand to exist for the foreseeable future.

For our assets where we are able to make an estimate, the fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset.  The liability is accreted at the end of each period through charges to operating expense.  If the obligation is settled for an amount other than the carrying amount of the liability, we will recognize a gain or loss on settlement.  The depreciation and accretion expense are immaterial to our consolidated financial statements.

In accordance with long-standing regulatory treatment, ONEOK Partners and our former natural gas distribution business collect, through rates, the estimated costs of removal on certain regulated properties through depreciation expense, with a corresponding credit to accumulated depreciation and amortization. These removal costs collected through our rates include costs attributable to legal and nonlegal removal obligations; however, the amounts collected that are in excess of these nonlegal asset-removal costs incurred are accounted for as a regulatory liability for financial reporting purposes. Historically, with the exception of the regulatory authority in Kansas, the regulatory authorities that have jurisdiction over our regulated operations have not required us to quantify or disclose this amount; rather, these costs are addressed prospectively in depreciation rates and are set in each general rate order. We have made an estimate of our regulatory liability using current rates since the last general rate order in each of our jurisdictions; however, for financial reporting purposes, significant uncertainty exists regarding the future disposition of this regulatory liability, pending, among other issues, clarification of regulatory intent. We continue to monitor the regulatory requirements, and the liability may be adjusted as more information is obtained.  We record the estimated asset removal obligation in noncurrent liabilities in other deferred credits on our Consolidated Balance Sheets.  To the extent this estimated liability is adjusted, such amounts will be reclassified between accumulated depreciation and amortization and other deferred credits and therefore will not have an impact on earnings.

Contingencies - Our accounting for contingencies covers a variety of business activities, including contingencies for legal and environmental exposures.  We accrue these contingencies when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be estimated reasonably.  We expense legal fees as incurred and base our legal liability estimates on currently available facts and our estimates of the ultimate outcome or resolution. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than the completion of a remediation feasibility study.  Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.  Actual results may differ from our estimates resulting in an impact, positive or negative, on earnings.  See Note Q for additional discussion of contingencies.

Share-Based Payments - We expense the fair value of share-based payments net of estimated forfeitures.  We estimate forfeiture rates based on historical forfeitures under our share-based payment plans.

Earnings per Common Share - Basic EPS is calculated based on the daily weighted-average number of shares of common stock outstanding during the period.  Diluted EPS is calculated based on the daily weighted-average number of shares of common stock outstanding during the period plus potentially dilutive components.  The dilutive components are calculated based on the dilutive effect for each quarter.  For fiscal-year periods, the dilutive components for each quarter are averaged to arrive at the fiscal year-to-date dilutive component.

Recently Issued Accounting Standards Update - In July 2013, the FASB issued ASU 2013-10, “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes,” which allows an entity to designate the Fed Funds Effective Swap rate (also known as the Overnight Index Swap rate, or OIS rate, in the United States) as a benchmark interest rate for hedge accounting purposes in addition to the interest rates on direct Treasury obligations of the United States government and LIBOR. In addition, this guidance removes the restriction on using different benchmark interest rates for similar hedges. This guidance was effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We adopted this guidance with our September 30, 2013, Quarterly Report, and it did not impact materially our financial position or results of operations. See Note D for additional disclosures.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which requires presentation in a single location, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source.  We adopted this guidance with our March 31, 2013, Quarterly Report, and it did not impact our financial position or results of operations. See Note J for additional disclosures.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-lived Intangible Assets for Impairment,” which allows companies to perform a “qualitative” assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary.  Under the revised standard, an entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired.  An entity has the option to bypass the qualitative assessment and perform the quantitative impairment test for any indefinite-lived intangible assets in any period.  We adopted this guidance for our annual assessments beginning in July 2013, and it did not impact our financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which increases disclosures about offsetting assets and liabilities. In January 2013, the FASB issued ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” which clarifies that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging. New disclosures are required to enable users of financial statements to understand significant quantitative differences in balance sheets prepared under GAAP and International Financial Reporting Standards related to the offsetting of financial instruments, including derivatives. The existing GAAP guidance allowing balance sheet offsetting remains unchanged. This guidance was effective for interim and annual periods beginning on January 1, 2013, and was applied retrospectively for all comparative periods presented. The adoption of this guidance beginning with our March 31, 2013, Quarterly Report did not affect our financial condition, results of operations or cash flows.

B.	DISCONTINUED OPERATIONS

Separation of ONE Gas - On January 31, 2014, we completed the separation of ONE Gas. ONE Gas consists of our former natural gas distribution business that includes Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service. ONEOK shareholders of record at the close of business on January 21, 2014, retained their shares of ONEOK stock and received one share of ONE Gas stock for every four shares of ONEOK stock owned in a transaction that was tax-free to ONEOK and its shareholders. ONE Gas shares were distributed following the close of business on January 31, 2014. We retained no ownership interest in ONE Gas. On the date of the separation, ONE Gas consisted of approximately $4.3 billion of assets, $2.6 billion of liabilities and $1.7 billion of equity. Excluding cash of ONE Gas at separation, the separation was accounted for as a noncash activity. These balances include certain estimates expected to be finalized in 2014.

On February 1, 2012, we sold ONEOK Energy Marketing Company, our former natural gas distribution business’s retail natural gas marketing business, to Constellation Energy Group, Inc. for $22.5 million plus working capital.  We received net proceeds of approximately $32.9 million and recognized a gain on the sale of approximately $13.5 million, net of taxes of $8.3 million. The proceeds from the sale were used to reduce short-term borrowings.

Wind Down of Energy Services Business - On March 31, 2014, we completed the accelerated wind down of our energy services business. We executed agreements in 2013 to release a significant portion of our nonaffiliated natural gas transportation and storage contracts to third parties between July 1 and December 31, 2013, at current market rates that resulted in noncash charges of $138.6 million. We executed an agreement in the first quarter 2014 to release a nonaffiliated, third-party natural gas storage contract to a third party, resulting in a noncash charge of $1.7 million. All of the remaining natural gas transportation and storage contracts not previously released or assigned expired on their own terms on or before March 31, 2014. Our energy services business continued to serve its contracted premium-services customers until these remaining contracts expired on or before March 31, 2014.

The following table summarizes the change in our liability related to released capacity contracts for the period indicated:

Year Ended
December 31, 2013
(Millions of dollars)
Beginning balance	$—
Noncash charges	138.6
Settlements	(17.7)
Accretion	1.1
Ending balance	$122.0

We recorded these charges in income from discontinued operations, net of tax in our Consolidated Statements of Income. We do not expect the total charge attributable to any severance benefits will be material. We expect future cash payments associated with released transportation and storage capacity from the wind down of our former energy services business to total approximately $80 million on an after-tax basis, which consists of approximately $33 million paid in 2014, $24 million in 2015, $13 million in 2016, and $10 million during the period from 2017 through 2023.

Results of Operations of Discontinued Operations - The results of operations for our former natural gas distribution business, including ONEOK Energy Marketing Company, and energy services business have been reported as discontinued operations for all periods presented. The tables below provide selected financial information reported in discontinued operations in the Consolidated Statements of Income for the periods presented:

	Year Ended
	December 31, 2013
	Natural Gas Distribution		Energy Services	Total
	(Thousands of dollars)
Revenues	$1,689,945		$1,381,636	$3,071,581
Cost of sales and fuel	876,944		1,554,621	2,431,565
Net margin	813,001		(172,985)	640,016
Operating costs	436,281	(a)	12,586	448,867
Depreciation and amortization	144,758		276	145,034
Operating income (loss)	231,962		(185,847)	46,115
Other income (expense), net	2,484		135	2,619
Interest expense, net	(61,366)		(2,195)	(63,561)
Income taxes	(64,307)		67,005	2,698
Income (loss) from discontinued operations, net	$108,773		$(120,902)	$(12,129)
(a) - Includes approximately $9.4 million for the year ended December 31, 2013, of costs related to the ONE Gas separation.

	Year Ended
	December 31, 2012
	Natural Gas Distribution	Energy Services	Total
	(Thousands of dollars)
Revenues	$1,404,248	$1,421,171	$2,825,419
Cost of sales and fuel	646,220	1,470,514	2,116,734
Net margin	758,028	(49,343)	708,685
Operating costs	400,247	17,414	417,661
Depreciation and amortization	130,158	360	130,518
Goodwill impairment	—	10,255	10,255
Operating income (loss)	227,623	(77,372)	150,251
Other income (expense), net	1,439	147	1,586
Interest expense, net	(60,794)	(3,874)	(64,668)
Income taxes	(63,647)	28,743	(34,904)
Income (loss) from discontinued operations, net	$104,621	$(52,356)	$52,265

	Year Ended
	December 31, 2011
	Natural Gas Distribution	Energy Services	Total
	(Thousands of dollars)
Revenues	$1,934,696	$2,274,799	$4,209,495
Cost of sales and fuel	1,171,992	2,226,059	3,398,051
Net margin	762,704	48,740	811,444
Operating costs	414,830	23,462	438,292
Depreciation and amortization	132,340	445	132,785
Operating income (loss)	215,534	24,833	240,367
Other income (expense), net	(2,829)	100	(2,729)
Interest expense, net	(54,119)	(2,882)	(57,001)
Income taxes	(60,341)	(5,461)	(65,802)
Income (loss) from discontinued operations, net	$98,245	$16,590	$114,835

Prior to the ONE Gas separation, natural gas sales and transportation and storage services provided to our former natural gas distribution business by ONEOK Partners were $64.5 million, $49.4 million and $53.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Prior to February 1, 2014, these revenues and related costs were eliminated in consolidation. Beginning February 1, 2014, these revenues represent third-party transactions with ONE Gas and are not eliminated in consolidation for all periods presented, as such sales and services have continued subsequent to the separation and are expected to continue in future periods.

Prior to the completion of the energy services wind down, natural gas sales and transportation and storage services provided to our energy services business by ONEOK Partners were $276.3 million, $299.9 million and $362.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. While these transactions were eliminated in consolidation in previous periods, they are reflected now as affiliate transactions and not eliminated in consolidation for all periods presented, as these transactions have continued with third parties.

Statement of Financial Position of Discontinued Operations - The following tables present the carrying value of assets and liabilities of our former natural gas distribution and energy services businesses included in assets and liabilities of discontinued operations in the Consolidated Balance Sheets for the periods presented:

	December 31, 2013
	Natural Gas Distribution	Energy Services	Total
	(Thousands of dollars)
Assets
Cash and cash equivalents	$3,535	$213	$3,748
Accounts receivable, net	368,214	87,315	455,529
Natural gas and natural gas liquids in storage	166,128	62,663	228,791
Energy marketing and risk management assets - current	—	3,971	3,971
Other current assets	30,328	25,505	55,833
Net property, plant and equipment	3,065,272	279	3,065,551
Goodwill	157,953	—	157,953
Other assets	402,161	385	402,546
Total assets	$4,193,591	$180,331	$4,373,922
Liabilities
Current maturities of long-term debt	$6	$—	$6
Accounts payable	168,785	77,287	246,072
Energy marketing and risk management liabilities - current	—	1,515	1,515
Other current liabilities	168,964	39,131	208,095
Long-term debt, excluding current maturities	1,318	—	1,318
Deferred income taxes	826,921	(35,221)	791,700
Other deferred credits	184,214	70,998	255,212
Total liabilities	$1,350,208	$153,710	$1,503,918

	December 31, 2012
	Natural Gas Distribution	Energy Services	Total
	(Thousands of dollars)
Assets
Cash and cash equivalents	$4,498	$3,234	$7,732
Accounts receivable, net	259,031	170,097	429,128
Natural gas and natural gas liquids in storage	112,682	168,495	281,177
Energy marketing and risk management assets - current	—	37,654	37,654
Other current assets	33,346	61,860	95,206
Net property, plant and equipment	2,849,359	385	2,849,744
Goodwill	157,953	—	157,953
Energy marketing and risk management assets - non-current	—	2,553	2,553
Other assets	605,198	1,224	606,422
Total assets	$4,022,067	$445,502	$4,467,569
Liabilities
Current maturities of long-term debt	$205	$—	$205
Accounts payable	117,119	154,169	271,288
Energy marketing and risk management liabilities - current	—	23,289	23,289
Other current liabilities	136,773	16,236	153,009
Long-term debt, excluding current maturities	1,323	—	1,323
Deferred income taxes	765,019	(301)	764,718
Energy marketing and risk management liabilities - non-current	—	2,174	2,174
Other deferred credits	379,902	71	379,973
Total liabilities	$1,400,341	$195,638	$1,595,979

ONEOK provided cash management and financial services for our former energy services and natural gas distribution businesses, which included short-term borrowings and long-term notes payable. These intercompany borrowings were eliminated in consolidation and as such are not included in the liabilities of discontinued operations in the tables above. For our former energy services business, short-term borrowings due to ONEOK at December 31, 2013 and 2012 were $25.1 million and $17.5 million, respectively, and notes payable to ONEOK at December 31, 2013 and 2012 was $21.4 million. For our former natural gas distribution business, short-term borrowings due to ONEOK at December 31, 2013 and 2012 were $130.0 million and $90.0 million, respectively, and notes payable to ONEOK at December 31, 2013 and 2012 was $1.0 billion.

C.	FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements - The following tables set forth our recurring fair value measurements of our continuing operations for the periods indicated:

	December 31, 2013
	Level 1	Level 2	Level 3	Total - Gross	Netting (a)	Total - Net (b)
	(Thousands of dollars)
Assets
Derivatives
Commodity contracts
Financial contracts	$—	$3,657	$2,812	$6,469	$(1,746)	$4,723
Physical contracts	—	—	2,023	2,023	(946)	1,077
Interest-rate contracts	—	54,503	—	54,503	—	54,503
Total derivative assets	—	58,160	4,835	62,995	(2,692)	60,303
Available-for-sale investment securities	1,569	—	—	1,569	—	1,569
Total assets	$1,569	$58,160	$4,835	$64,564	$(2,692)	$61,872

Liabilities
Derivatives
Commodity contracts
Financial contracts	$—	$(2,953)	$(2,154)	$(5,107)	$1,746	$(3,361)
Physical contracts	—	—	(3,463)	(3,463)	946	(2,517)
Total derivative liabilities	$—	$(2,953)	$(5,617)	$(8,570)	$2,692	$(5,878)
(a) - Derivative assets and liabilities are presented in our Consolidated Balance Sheets on a net basis. We net derivative assets and liabilities, including cash collateral, when a legally enforceable master-netting arrangement exists between the counterparty to a derivative contract and ONEOK Partners. At December 31, 2013, ONEOK Partners had no cash collateral held or posted.
(b) - Included in other current assets, other assets or other current liabilities in our Consolidated Balance Sheets.

	December 31, 2012
	Level 1	Level 2	Level 3	Total - Gross	Netting (a)	Total - Net (b)
	(Thousands of dollars)
Assets
Derivatives
Commodity contracts - financial	$—	$17,581	$1	$17,582	$(2,455)	$15,127
Interest-rate contracts	—	10,923	—	10,923	—	10,923
Total derivative assets	—	28,504	1	28,505	(2,455)	26,050
Trading securities	5,978	—	—	5,978	—	5,978
Available-for-sale investment securities	2,027	—	—	2,027	—	2,027
Total assets	$8,005	$28,504	$1	$36,510	$(2,455)	$34,055

Liabilities
Derivatives
Commodity contracts - financial	$—	$(31)	$(2,424)	$(2,455)	$2,455	$—
Total liabilities	$—	$(31)	$(2,424)	$(2,455)	$2,455	$—
(a) - Derivative assets and liabilities are presented in our Consolidated Balance Sheets on a net basis. We net derivative assets and liabilities, including cash collateral, when a legally enforceable master-netting arrangement exists between the counterparty to a derivative contract and ONEOK Partners. At December 31, 2012, ONEOK Partners had no cash collateral held or posted.
(b) - Included in our Consolidated Balance Sheets as other current assets or other assets.

Our Level 1 fair value amounts are based on unadjusted quoted prices in active markets including NYMEX-settled prices and actively quoted prices for equity securities. These balances are comprised predominantly of exchange-traded derivative contracts for natural gas and crude oil. Also included in Level 1 are equity securities.

Our Level 2 fair value amounts are based on significant observable pricing inputs, such as NYMEX-settled prices for natural gas and crude oil, and financial models that utilize implied forward LIBOR yield curves for interest-rate swaps.

Our Level 3 fair value amounts are based on inputs that may include one or more unobservable inputs including internally developed basis curves that incorporate observable and unobservable market data, NGL price curves from broker quotes, market volatilities derived from the most recent NYMEX close spot prices and forward LIBOR curves, and adjustments for the credit risk of our counterparties.  We corroborate the data on which our fair value estimates are based using our market knowledge of recent transactions, analysis of historical correlations and validation with independent broker quotes.  These balances categorized as Level 3 are comprised of derivatives for natural gas and NGLs.  Also included in Level 3 are the fair values of firm commitments.  We do not believe that our Level 3 fair value estimates have a material impact on our results of operations, as the majority of our derivatives are accounted for as hedges for which ineffectiveness is not material.  The significant unobservable inputs used are the unpublished forward basis and index curves.  Significant increases or decreases in either of those inputs in isolation would not have a material impact on our fair value measurements.

Derivatives assets and liabilities of discontinued operations are classified primarily as Level 1. See Note B for disclosures of derivative assets and liabilities of discontinued operations.

The following table sets forth the reconciliation of our Level 3 fair value measurements for our continuing operations for the periods indicated:

	Years Ended December 31,
Derivative Assets (Liabilities)	2013	2012
	(Thousands of dollars)
Net assets (liabilities) at beginning of period	$(2,423)	$3,117
Total realized/unrealized gains (losses):
Included in earnings (a)	959	—
Included in other comprehensive income (loss)	682	(5,540)
Net assets (liabilities) at end of period	$(782)	$(2,423)

Total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held as of December 31, 2013 (a)	$959	$—
(a) - Reported in commodity sales revenues in our Consolidated Statements of Income.

During the years ended December 31, 2013 and 2012, there were no transfers between levels.

Other Financial Instruments - The approximate fair value of cash and cash equivalents, accounts receivable, accounts payable and notes payable is equal to book value, due to the short-term nature of these items. Our cash and cash equivalents are comprised of bank and money market accounts and are classified as Level 1.  Our notes payable are classified as Level 2 since the estimated fair value of the notes payable can be determined using information available in the commercial paper market.

The estimated fair value of our consolidated long-term debt, including current maturities, was $8.2 billion and $7.5 billion at December 31, 2013 and 2012, respectively.  The book value of long-term debt, including current maturities, was $7.8 billion and $6.5 billion at December 31, 2013 and 2012, respectively.  The estimated fair value of the aggregate of ONEOK’s and ONEOK Partners’ senior notes outstanding was determined using quoted market prices for similar issues with similar terms and maturities.  The estimated fair value of our consolidated long-term debt is classified as Level 2.

D.	RISK MANAGEMENT AND HEDGING ACTIVITIES USING DERIVATIVES

Risk-Management Activities - ONEOK Partners is sensitive to changes in natural gas, crude oil and NGL prices, principally as a result of contractual terms under which these commodities are processed, purchased and sold.  ONEOK Partners uses physical-forward sales and financial derivatives to secure a certain price for a portion of its natural gas, condensate and NGL products.  ONEOK Partners follows established policies and procedures to assess risk and approve, monitor and report its risk-management activities.  ONEOK Partners has not used these instruments for trading purposes.  We and ONEOK Partners are also subject to the risk of interest-rate fluctuation in the normal course of business.

Commodity-price risk - ONEOK Partners is exposed to the risk of loss in cash flows and future earnings arising from adverse changes in the price of natural gas, NGLs and condensate.  ONEOK Partners uses the following commodity derivative instruments to mitigate the commodity-price risk associated with a portion of the forecasted sales of these commodities:

•	Futures contracts - Standardized contracts to purchase or sell natural gas and crude oil for future delivery or settlement under the provisions of exchange regulations;

•
Forward contracts - Nonstandardized commitments between two parties to purchase or sell natural gas, crude oil or NGLs for future physical delivery. These contracts are typically nontransferable and can only be canceled with the consent of both parties; and

•
Swaps - Exchange of one or more payments based on the value of one or more commodities. These investments transfer the financial risk associated with a future change in value between the counterparties of the transaction, without also conveying ownership interest in the asset or liability.

The Natural Gas Gathering and Processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services associated with its POP contracts.  ONEOK Partners is also exposed to basis risk between the various production and market locations where it receives and sells commodities.  As part of ONEOK Partners’ hedging strategy, it uses the previously described commodity derivative financial instruments and physical-forward contracts to minimize the impact of price fluctuations related to natural gas, NGLs and condensate.

The Natural Gas Liquids segment is exposed to basis risk primarily as a result of the relative value of NGL purchases at one location and sales at another location. To a lesser extent, ONEOK Partners is exposed to commodity-price risk resulting from the relative values of the various NGL products to each other, NGLs in storage and the relative value of NGLs to natural gas. ONEOK Partners utilizes physical-forward contracts to reduce the impact of price fluctuations related to NGLs.  At December 31, 2013 and 2012, there were no financial derivative instruments with respect to ONEOK Partners’ natural gas liquids operations.

The Natural Gas Pipelines segment is exposed to commodity-price risk because its intrastate and interstate natural gas pipelines retain natural gas from its customers for operations or as part of its fee for services provided. When the amount of natural gas consumed in operations by these pipelines differs from the amount provided by its customers, ONEOK Partners’ pipelines must buy or sell natural gas, or store or use natural gas from inventory, which can expose it to commodity-price risk depending on the regulatory treatment for this activity. To the extent that commodity-price risk in ONEOK Partners’ Natural Gas Pipelines segment is not mitigated by fuel cost-recovery mechanisms, it uses physical-forward sales or purchases to reduce the impact of price fluctuations related to natural gas.  At December 31, 2013 and 2012, there were no financial derivative instruments with respect to ONEOK Partners’ natural gas pipeline operations.

Interest-rate risk - We and ONEOK Partners manage interest-rate risk through the use of fixed-rate debt, floating-rate debt and interest-rate swaps.  Interest-rate swaps are agreements to exchange interest payments at some future point based on specified notional amounts. At December 31, 2013 and 2012, ONEOK Partners had forward-starting interest-rate swaps with notional amounts totaling $400 million with settlement dates greater than 12 months that have been designated as cash flow hedges of the variability of interest payments on a portion of forecasted debt issuances that may result from changes in the benchmark interest rate before the debt is issued. In February 2014, ONEOK Partners entered into forward-starting interest-rate swaps with notional amounts totaling $500 million with settlement dates less than 12 months that were also designated as cash flow hedges.

Fair Values of Derivative Instruments - The following table sets forth the fair values of our derivative instruments for our continuing operations for the periods indicated:

	December 31, 2013		December 31, 2012
	Assets (a)	(Liabilities) (a)	Assets (a)	(Liabilities) (a)
	(Thousands of dollars)
Derivatives designated as hedging instruments
Commodity contracts
Financial contracts	$6,469	$(5,107)	$17,582	$(2,455)
Physical contracts	1,064	(3,463)	—	—
Interest-rate contracts	54,503	—	10,923	—
Total derivatives designated as hedging instruments	62,036	(8,570)	28,505	(2,455)
Derivatives not designated as hedging instruments
Commodity contracts
Nontrading instruments
Physical contracts	959	—	—	—
Total derivatives not designated as hedging instruments	959	—	—	—
Total derivatives	$62,995	$(8,570)	$28,505	$(2,455)
(a) - Included on a net basis in other current assets, other assets or other current liabilities on our Consolidated Balance Sheets.

Notional Quantities for Derivative Instruments - The following table sets forth the notional quantities for derivative instruments held for our continuing operations for the periods indicated:

		December 31, 2013		December 31, 2012
	Contract Type	Purchased/ Payor	Sold/ Receiver	Purchased/ Payor	Sold/ Receiver
Derivatives designated as hedging instruments:
Cash flow hedges
Fixed price
-Natural gas (Bcf)	Swaps	—	(48.1)	—	(31.7)
-Crude oil and NGLs (MMBbl)	Forwards and swaps	—	(4.0)	—	(1.1)
Basis
-Natural gas (Bcf)	Swaps	—	(48.1)	—	(31.7)
Interest-rate contracts (Millions of dollars)	Forward-starting swaps	$400.0	$—	$400.0	$—

These notional amounts are used to summarize the volume of financial instruments; however, they do not reflect the extent to which the positions offset one another and consequently do not reflect our actual exposure to market or credit risk.

Cash Flow Hedges - Our former energy services business and ONEOK Partners use derivative instruments to hedge the cash flows associated with anticipated purchases and sales of natural gas, NGLs and condensate and cost of fuel used in the transportation of natural gas. Accumulated other comprehensive income (loss) at December 31, 2013, includes losses of approximately $5.8 million, net of tax, related to these hedges that will be recognized within the next 24 months as the forecasted transactions affect earnings.  If prices remain at current levels, we will recognize $7.0 million in net losses over the next 12 months and net gains of $1.2 million thereafter.  The amount deferred in accumulated other comprehensive income (loss) attributable to our settled interest-rate swaps is a loss of $49.6 million, net of tax, which will be recognized over the life of the long-term, fixed-rate debt. We expect that losses of $5.3 million, net of tax, will be reclassified into earnings during the next 12 months as the hedged items affect earnings. The remaining amounts in accumulated other comprehensive income (loss) are attributable primarily to ONEOK Partners’ forward-starting interest-rate swaps with settlement dates greater than 12 months, which will be amortized to interest expense over the life of long-term, fixed-rate debt upon issuance of ONEOK Partners debt.

For the year ended December 31, 2013, income from discontinued operations in our Consolidated Statements of Income related to our former energy services business includes $10.1 million reflecting an adjustment to natural gas inventory at the lower of cost or market value. We reclassified $8.0 million of deferred gains, before income taxes, on associated cash flow hedges from accumulated other comprehensive income (loss) into earnings. For the year ended December 31, 2012, income from discontinued operations in our Consolidated Statement of Income included losses of $29.9 million related to certain financial contracts that were used to hedge forecasted purchases of natural gas. As a result of the continued decline in natural gas prices, the combination of the cost basis of the forecasted purchases of inventory and the financial contracts exceeded the amount expected to be recovered through sales of that inventory after considering related sales hedges, which required reclassification of the loss from accumulated other comprehensive loss to current period earnings. In 2011, income from discontinued operations in our Consolidated Statements of Income included $91.1 million, reflecting an adjustment to natural gas inventory at the lower of cost or market value. We also reclassified $91.1 million of deferred gains, before income taxes, on associated cash flow hedges from accumulated other comprehensive income (loss) into earnings.

The following table sets forth the effect of cash flow hedges recognized in other comprehensive income (loss) for the periods indicated:

Derivatives in Cash Flow Hedging Relationships	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Continuing Operations
Commodity contracts	$(14,475)	$46,804	$18,164
Interest-rate contracts	46,616	(29,471)	(128,666)
Total gain (loss) recognized in other comprehensive income (loss) on derivatives (effective portion) for continuing operations	32,141	17,333	(110,502)
Discontinued Operations
Total gain (loss) recognized in other comprehensive income (loss) on derivatives (effective portion) for discontinued operations - commodity contracts	(958)	16,094	99,344
Total gain (loss) recognized in other comprehensive income (loss) on derivatives (effective portion)	$31,183	$33,427	$(11,158)

The following tables set forth the effect of cash flow hedges on our Consolidated Statements of Income for the periods indicated:

	Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Net Income (Effective Portion)
Derivatives in Cash Flow Hedging Relationships		Years Ended December 31,
		2013	2012	2011
		(Thousands of dollars)
Continuing Operations
Commodity contracts	Revenues	$1,689	$61,526	$(1,494)
Interest-rate contracts	Interest expense	(14,560)	(7,155)	(480)
Total gain (loss) reclassified from accumulated other comprehensive income (loss) into net income from continuing operations on derivatives (effective portion)		(12,871)	54,371	(1,974)
Discontinued Operations
Commodity contracts	Income (loss) from discontinued operations - Revenues	17,360	79,336	50,095
Commodity contracts	Income (loss) from discontinued operations - Cost of sales and fuel	(14,320)	(73,881)	89,618
Total gain (loss) reclassified from accumulated other comprehensive income (loss) into net income from discontinued operations on derivatives (effective portion)		3,040	5,455	139,713
Total gain (loss) reclassified from accumulated other comprehensive income (loss) into net income on derivatives (effective portion)		$(9,831)	$59,826	$137,739

Ineffectiveness related to our former energy services business’s and ONEOK Partners’ cash flow hedges was not material for the years ended December 31, 2013, 2012 and 2011.  In the event that it becomes probable that a forecasted transaction will not occur, ONEOK Partners will discontinue cash flow hedge treatment, which will affect earnings.  For the years ended December 31, 2013, 2012 and 2011, there were no gains or losses due to the discontinuance of cash flow hedge treatment in our continuing operations as a result of the underlying transactions being no longer probable.

Fair Value Hedges - In prior years, we terminated various interest-rate swap agreements that had been designated as fair value hedges. The net savings from the termination of these swaps is being recognized in interest expense over the terms of the debt instruments originally hedged. Interest expense savings from the amortization of terminated swaps for 2013, 2012 and 2011, were $1.7 million, $1.7 million and $4.3 million, respectively.

Credit Risk - We monitor the creditworthiness of our counterparties and compliance with policies and limits established by our Risk Oversight and Strategy Committee.  We maintain credit policies with regard to our counterparties that we believe minimize overall credit risk.  These policies include an evaluation of potential counterparties’ financial condition (including credit ratings, bond yields and credit default swap rates), collateral requirements under certain circumstances and the use of standardized master-netting agreements that allow us to net the positive and negative exposures associated with a single counterparty.  We have counterparties whose credit is not rated, and for those customers we use internally developed credit ratings.

Some of the derivative instruments of our former energy services business, now classified as discontinued operations, contained provisions that required us to maintain an investment-grade credit rating from S&P and/or Moody’s.  If our credit ratings on senior unsecured long-term debt were to decline below investment-grade, the counterparties to the derivative instruments could request collateralization on derivative instruments in net liability positions. The aggregate fair value of all financial derivative instruments with contingent features related to credit risk that were in a net liability position as of December 31, 2013, was $1.1 million.  On February 3, 2014, S&P reduced our credit rating below investment grade as a result of the ONE Gas separation. Moody’s also downgraded our credit rating; however, our credit rating with Moody’s remained investment-grade.

The counterparties to our derivative contracts of our discontinued operations consist primarily of major energy companies, LDCs, electric utilities, financial institutions and commercial and industrial end-users.  This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.  Based on our policies, exposures, credit and other reserves, we do not anticipate a material adverse effect on our financial position or results of operations as a result of counterparty nonperformance.

All of ONEOK Partners’ commodity derivative financial contracts were with OESC, a subsidiary of our former energy services business, as of December 31, 2013. OESC had entered into similar commodity derivative financial contracts with third parties at ONEOK Partners’ direction and on its behalf.  ONEOK Partners had an indemnification agreement with OESC that indemnifies and held it harmless from any liability it may incur solely as a result of its entering into commodity derivative financial contracts on ONEOK Partners behalf. Net derivative asset positions for which ONEOK Partners would indemnify OESC in the event of a default by the counterparty were with investment-grade counterparties that are primarily in the financial services and oil and gas sectors. ONEOK Partners interest-rate derivatives are with investment-grade financial institutions.

At December 31, 2013, the net credit exposure from our derivative assets is primarily with investment-grade companies in the financial services sector.

E.	PROPERTY, PLANT AND EQUIPMENT

The following table sets forth our property, plant and equipment for our continuing operations by property type, for the periods indicated:

	Estimated Useful Lives (Years)	December 31, 2013	December 31, 2012
		(Thousands of dollars)
Non-Regulated
Gathering pipelines and related equipment	5 to 40	$2,173,271	$1,638,037
Processing and fractionation and related equipment	5 to 40	2,295,983	1,625,146
Storage and related equipment	5 to 54	362,704	335,237
Transmission pipelines and related equipment	5 to 54	302,718	311,038
General plant and other	2 to 60	314,919	272,877
Construction work in process	—	1,085,185	867,984
Regulated
Storage and related equipment	5 to 54	135,922	136,938
Natural gas transmission pipelines and related equipment	5 to 77	1,420,517	1,394,653
Natural gas liquids transmission pipelines and related equipment	5 to 80	2,049,461	1,490,511
General plant and other	2 to 53	53,315	53,552
Construction work in process	—	776,261	662,862
Property, plant and equipment		10,970,256	8,788,835
Accumulated depreciation and amortization - non-regulated		(1,090,268)	(947,656)
Accumulated depreciation and amortization - regulated		(648,034)	(576,584)
Net property, plant and equipment		$9,231,954	$7,264,595

The average depreciation rates for our regulated property are set forth, by segment, in the following table for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
Natural Gas Pipelines	2.2%	2.2%	2.2%
Natural Gas Liquids	2.0%	1.9%	1.9%

We and ONEOK Partners incurred liabilities for construction work in process that had not been paid at December 31, 2013, 2012 and 2011 of $237.2 million, $228.5 million and $155.7 million, respectively. Such amounts are not included in capital expenditures (less allowance for equity funds used during construction) on the Consolidated Statements of Cash Flows.

F.	GOODWILL AND INTANGIBLE ASSETS

Goodwill - The following table sets forth our goodwill by segment for the periods indicated:

	Natural Gas Gathering and Processing	Natural Gas Liquids	Natural Gas Pipelines	Total
	(Thousands of dollars)
December 31, 2012	$102,291	$196,544	$134,700	$433,535
Acquisitions	20,000	72,000	—	92,000
December 31, 2013	$122,291	$268,544	$134,700	$525,535

Intangible Assets - The following table sets forth the gross carrying amount and accumulated amortization of intangible assets for our continuing operations for the periods indicated:

	December 31,	December 31,
	2013	2012
	(Thousands of dollars)
Gross intangible assets	$565,215	$462,214
Accumulated amortization	(66,188)	(57,496)
Net intangible assets	$499,027	$404,718

At December 31, 2013 and 2012, ONEOK Partners has $343.5 million and $249.2 million, respectively, of intangible assets related primarily to contracts acquired through acquisition, which are being amortized over a period of 20 to 40 years.  The remaining intangible asset balance has an indefinite life.  Amortization expense for intangible assets for 2013, 2012 and 2011 was $8.7 million, $7.7 million and $7.7 million, respectively, and the aggregate amortization expense for each of the next five years is estimated to be approximately $11.3 million.

Acquisition - On September 30, 2013, ONEOK Partners completed the acquisition of a business, the Sage Creek acquisition. Included in this acquisition were supply contracts with acreage dedications and customer relationships that were included as intangible assets of $103 million in the purchase price allocation. The $92 million excess of purchase price over the fair value of the identifiable assets acquired was recorded as goodwill. For additional information related to the acquisition, see Note P of the Notes to Consolidated Financial Statements in this Current Report.

G.	CREDIT FACILITIES AND SHORT-TERM NOTES PAYABLE

ONEOK Credit Agreement - At December 31, 2013, the ONEOK Credit Agreement contained certain financial, operational and legal covenants.  Among other things, these covenants included maintaining ONEOK’s stand-alone debt-to-capital ratio of no more than 67.5 percent at the end of any calendar quarter, limitations on the ratio of indebtedness secured by liens and indebtedness of subsidiaries to consolidated net tangible assets, a requirement that ONEOK maintains the power to control the management and policies of ONEOK Partners, and a limit on new investments in master limited partnerships. The ONEOK Credit Agreement also contained customary affirmative and negative covenants, including covenants relating to liens, investments, fundamental changes in the nature of ONEOK’s businesses, transactions with affiliates, the use of proceeds and a covenant that limits ONEOK’s ability to restrict its subsidiaries’ ability to pay dividends.  The debt covenant calculations in the ONEOK Credit Agreement excluded the debt of ONEOK Partners.  In the event of a breach of certain covenants by ONEOK, amounts outstanding under the ONEOK Credit Agreement may become due and payable immediately. At December 31, 2013,

ONEOK’s stand-alone debt-to-capital ratio, as defined by the ONEOK Credit Agreement, was 48.3 percent, and ONEOK was in compliance with all covenants under the ONEOK Credit Agreement.

At December 31, 2013, ONEOK had $564.5 million of commercial paper outstanding and $2.2 million in letters of credit issued. ONEOK is terminating its commercial paper program in conjunction with the separation of its natural gas distribution business.

The weighted-average interest rate on ONEOK’s short-term debt outstanding was 0.39 percent and 0.46 percent at December 31, 2013 and 2012, respectively.

The ONEOK Credit Agreement was amended, effective upon the separation of our natural gas distribution business on January 31, 2014, and will expire in January 2019. This amendment reduces the size of our credit facility to $300 million from $1.2 billion and contains certain financial, operational and legal covenants.  Among other things, these covenants include maintaining a ratio of indebtedness to Consolidated EBITDA (EBITDA, as defined in our ONEOK Credit Agreement) of no more than 4.0 to 1. Upon breach of certain covenants by us in our ONEOK Credit Agreement, amounts outstanding under our ONEOK Credit Agreement, if any, may become due and payable immediately.

This amendment includes a $50 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans.  Under the terms of the ONEOK Credit Agreement, as amended, ONEOK may request an increase the size of the facility to an aggregate of $500 million from $300 million by either commitments from new lenders or increased commitments from existing lenders.  The ONEOK Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in our credit rating. Based on our current credit rating, borrowings, if any, will accrue at LIBOR plus 125 basis points, and the annual facility fee is 25 basis points.

ONEOK Partners Credit Agreement - The ONEOK Partners Credit Agreement is available for general partnership purposes, including repayment of ONEOK Partners’ commercial paper notes, if necessary. Amounts outstanding under ONEOK Partners’ commercial paper program reduce the borrowing capacity under the ONEOK Partners Credit Agreement. At December 31, 2013, ONEOK Partners had no commercial paper outstanding, no letters of credit issued and no borrowings under the ONEOK Partners Credit Agreement.

In December 2013, ONEOK Partners amended and restated the ONEOK Partners Credit Agreement effective on January 31, 2014, to increase the size of the facility to $1.7 billion from $1.2 billion. This amendment includes a $100 million sublimit for the issuance of standby letters of credit, a $150 million swingline sublimit and an option to request an increase in the size of the facility to an aggregate of $2.4 billion from $1.7 billion by either commitments from new lenders or increased commitments from existing lenders.

The ONEOK Partners Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in ONEOK Partners’ credit rating. In 2013, borrowings under the ONEOK Partners Credit Agreement accrued interest at LIBOR plus 130 basis points, and the annual facility fee was 20 basis points based on ONEOK Partners’ current credit rating. Under the terms of the ONEOK Partners Credit Agreement, as amended in 2014, based on ONEOK Partners’ current credit rating, borrowings, if any, will accrue at LIBOR plus 117.5 basis points, and the annual facility fee is 20 basis points. The ONEOK Partners Credit Agreement is guaranteed fully and unconditionally by ONEOK Partners’ wholly owned subsidiary, the Intermediate Partnership. Borrowings under ONEOK Partners Credit Agreement are nonrecourse to ONEOK.

The ONEOK Partners Credit Agreement contains certain financial, operational and legal covenants that remained substantially the same with the amendment. Among other things, these covenants include maintaining a ratio of indebtedness to adjusted EBITDA (EBITDA, as defined in ONEOK Partners Credit Agreement, adjusted for all noncash charges and increased for projected EBITDA from certain lender-approved capital expansion projects) of no more than 5.0 to 1. If ONEOK Partners consummates one or more acquisitions in which the aggregate purchase price is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA will increase to 5.5 to 1 for the quarter of the acquisition and the two following quarters. As a result of ONEOK Partners completing the Sage Creek acquisition on September 30, 2013, and acquiring the remaining 30 percent interest in its Maysville natural gas processing facility in the fourth quarter 2013, the allowable ratio of indebtedness to adjusted EBITDA increased to 5.5 to 1 and will remain at that level through the second quarter 2014. Upon breach of certain covenants by ONEOK Partners in the ONEOK Partners Credit Agreement, amounts outstanding, if any, may become due and payable immediately. At December 31, 2013, ONEOK Partners’ ratio of indebtedness to adjusted EBITDA was 4.0 to 1, and ONEOK Partners was in compliance with all covenants under the ONEOK Partners Credit Agreement.

Neither ONEOK nor ONEOK Partners guarantees the debt or other similar commitments of unaffiliated parties. ONEOK does not guarantee the debt, commercial paper or other similar commitments of ONEOK Partners, and ONEOK Partners does not guarantee the debt, commercial paper or other similar commitments of ONEOK.

ONE Gas Credit Agreement - In December 2013, ONE Gas entered into the ONE Gas Credit Agreement, which became effective upon the separation of the natural gas distribution business on January 31, 2014, and is scheduled to expire in January 2019. The ONE Gas Credit Agreement contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining ONE Gas’s debt-to-capital ratio of no more than 70 percent at the end of any calendar quarter. The ONE Gas Credit Agreement also contains customary affirmative and negative covenants, including covenants relating to liens, indebtedness of subsidiary, investments, changes in the nature of business, fundamental changes, transactions with affiliates, burdensome agreements and use of proceeds. In the event of a breach of certain covenants by ONE Gas, amounts outstanding under the ONE Gas Credit Agreement may become due and payable immediately.

The ONE Gas Credit Agreement includes a $50 million sublimit for the issuance of standby letters of credit and also features an option to request an increase in the size of the facility to an aggregate of $1.2 billion from $700 million by either commitments from new lenders or increased commitments from existing lenders.  The ONE Gas Credit Agreement is available for general corporate purposes.  The ONE Gas Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in ONE Gas’ credit rating.  Based on ONE Gas’ current credit rating, borrowings, if any, will accrue at LIBOR plus 79.5 basis points, and the annual facility fee is 8 basis points.

Upon completion of the separation on January 31, 2014, ONEOK’s obligations related to the ONE Gas Credit Agreement terminated.

H.	LONG-TERM DEBT

All notes are senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness.  The following table sets forth our long-term debt for the periods indicated:

	December 31,	December 31,
	2013	2012
	(Thousands of dollars)
ONEOK
$400,000 at 5.2% due 2015	$400,000	$400,000
$700,000 at 4.25% due 2022	700,000	700,000
$100,000 at 6.5% due 2028	87,649	87,662
$100,000 at 6.875% due 2028	100,000	100,000
$400,000 at 6.0% due 2035	400,000	400,000
Total ONEOK senior notes payable	1,687,649	1,687,662
ONEOK Partners
$650,000 at 3.25% due 2016	650,000	650,000
$450,000 at 6.15% due 2016	450,000	450,000
$400,000 at 2.0% due 2017	400,000	400,000
$425,000 at 3.2% due 2018	425,000	—
$500,000 at 8.625% due 2019	500,000	500,000
$900,000 at 3.375 % due 2022	900,000	900,000
$425,000 at 5.0 % due 2023	425,000	—
$600,000 at 6.65% due 2036	600,000	600,000
$600,000 at 6.85% due 2037	600,000	600,000
$650,000 at 6.125% due 2041	650,000	650,000
$400,000 at 6.2% due 2043	400,000	—
Guardian Pipeline
Average 7.85% due 2022	67,208	74,857
Total ONEOK Partners senior notes payable	6,067,208	4,824,857
Total long-term notes payable	7,754,857	6,512,519
Unamortized portion of terminated swaps	25,340	27,058
Unamortized debt discount	(15,890)	(14,878)
Current maturities	(10,650)	(10,650)
Long-term debt	$7,753,657	$6,514,049

The aggregate maturities of long-term debt outstanding for the years 2014 through 2018 are shown below:

	ONEOK	ONEOK Partners	Guardian Pipeline	Total
	(Millions of dollars)
2014	$3.0	$—	$7.7	$10.7
2015	$403.0	$—	$7.7	$410.7
2016	$3.0	$1,100.0	$7.7	$1,110.7
2017	$3.0	$400.0	$7.7	$410.7
2018	$3.0	$425.0	$7.7	$435.7

Additionally, our senior notes due 2028 (6.5 percent) are callable at par at our option from now until maturity.

ONE Gas Debt Issuance - In January 2014, ONE Gas completed a private placement of three series of senior notes aggregating $1.2 billion, consisting of $300 million of five-year senior notes at 2.07 percent; $300 million of 10-year senior notes at 3.61 percent; and $600 million of 30-year senior notes at 4.658 percent. ONE Gas received approximately $1.19 billion from the offering, net of issuance costs.

ONEOK Debt Repayment - ONE Gas made a cash payment to ONEOK of approximately $1.13 billion from the proceeds of the ONE Gas senior notes offering. In February 2014, we retired approximately $152.5 million of the 4.25 percent senior notes due 2022 through a tender offer. The total amount paid, including fees and other charges, was approximately $150 million.

In February 2014, we made an irrevocable election to exercise the make-whole call on our $400 million, 5.2 percent senior notes due in 2015. The full repayment is expected to occur in March 2014 and is estimated to be approximately $429 million , including accrued but unpaid interest to the redemption date.

ONEOK Debt Issuance - In January 2012, we completed an underwritten public offering of $700 million, 4.25 percent senior notes due 2022.  The net proceeds from the offering, after deducting underwriting discounts and offering expenses, of approximately $694.3 million were used to repay amounts outstanding under our commercial paper program and for general corporate purposes.

ONEOK Debt Covenants - The indentures governing ONEOK’s senior notes due 2028 (6.5 percent and 6.875 percent) include an event of default upon acceleration of other indebtedness of $15 million or more, and the indentures governing the senior notes due 2015, 2022 and 2035 include an event of default upon the acceleration of other indebtedness of $100 million or more.  Such events of default would entitle the trustee or the holders of 25 percent in aggregate principal amount of the outstanding senior notes due 2015, 2022, 2028 and 2035 to declare those senior notes immediately due and payable in full.

ONEOK may redeem the senior notes due 2015, 2028 (6.875 percent) and 2035, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium. ONEOK may redeem the senior notes due 2028 (6.5 percent), in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount, plus accrued and unpaid interest.  ONEOK may redeem the remaining balance of its 4.25 percent senior notes due 2022 at a redemption price equal to the principal amount, plus accrued and unpaid interest, starting three months before the maturity date.  Prior to this date, ONEOK may redeem these senior notes on the same basis as its other senior notes due 2015, 2028 (6.875 percent) and 2035.  The redemption price will never be less than 100 percent of the principal amount of the respective note plus accrued and unpaid interest to the redemption date.  ONEOK’s senior notes due 2015, 2022, 2028 and 2035 are senior unsecured obligations, ranking equally in right of payment with all of ONEOK’s existing and future unsecured senior indebtedness.

ONEOK Partners’ Debt Issuance and Maturities - In September 2013, ONEOK Partners completed an underwritten public offering of $1.25 billion of senior notes, consisting of $425 million, 3.2 percent senior notes due 2018, $425 million, 5.0 percent senior notes due 2023 and $400 million, 6.2 percent senior notes due 2043. A portion of the net proceeds from the offering of approximately $1.24 billion was used to repay amounts outstanding under its commercial paper program, and the balance will be used for general partnership purposes, including but not limited to capital expenditures.

In September 2012, ONEOK Partners completed an underwritten public offering of $1.3 billion of senior notes, consisting of $400 million, 2.0 percent senior notes due 2017 and $900 million, 3.375 percent senior notes due 2022. A portion of the net proceeds from the offering of approximately $1.29 billion was used to repay amounts outstanding under its commercial paper program, and the balance was used for general partnership purposes, including but not limited to capital expenditures.

ONEOK Partners repaid its $350 million, 5.9 percent senior notes at maturity in April 2012 with a portion of the proceeds from its March 2012 equity earnings.

ONEOK Partners’ Debt Covenants - ONEOK Partners senior notes are governed by an indenture, dated as of September 25, 2006, between ONEOK Partners and Wells Fargo Bank, N.A., the trustee, as supplemented. The indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more additional series. The indenture contains covenants including, among other provisions, limitations on ONEOK Partners’ ability to place liens on its property or assets and to sell and lease back its property. The indenture includes an event of default upon acceleration of other indebtedness of $100 million or more. Such events of default would entitle the trustee or the holders of 25 percent in aggregate principal amount of any of ONEOK Partners’ outstanding senior notes to declare those notes immediately due and payable in full.

ONEOK Partners may redeem its senior notes due 2016 (6.15 percent), 2019, 2036 and 2037, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium.  The redemption price will never be less than 100 percent of the principal amount of the respective note plus accrued and unpaid interest to the redemption date.  ONEOK Partners may redeem its senior notes due 2017 and its senior notes due 2022 at par starting one month and three months, respectively, before their maturity dates. ONEOK Partners may redeem its senior notes due 2016 (3.25 percent) and 2041 at a redemption price equal to the principal amount, plus accrued and unpaid interest, starting one month and six months, respectively, before their maturity dates. Prior to these dates, ONEOK Partners may redeem these senior notes, in whole or in part, at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium. ONEOK Partners’ may redeem its senior notes due 2018, 2023, and 2043 at par, plus accrued and unpaid interest to the redemption date, starting one month, three months, and six months, respectively, before their maturity dates. Prior to these dates, ONEOK Partners’ may redeem these notes, in whole or in part, at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium. The redemption price will never be less than 100 percent of the principal amount of the respective note plus accrued and unpaid interest to the redemption date.  ONEOK Partners’ senior notes are senior unsecured obligations, ranking equally in right of payment with all of ONEOK Partners’ existing and future unsecured senior indebtedness, and are structurally subordinate to any of the existing and future debt and other liabilities of any nonguarantor subsidiaries.  ONEOK Partners’ senior notes are nonrecourse to ONEOK.

ONEOK Partners’ Debt Guarantee - ONEOK Partners’ senior notes are guaranteed on a senior unsecured basis by the Intermediate Partnership.  The Intermediate Partnership’s guarantee is full and unconditional, subject to certain customary automatic release provisions.  The guarantee ranks equally in right of payment to all of the Intermediate Partnership’s existing and future unsecured senior indebtedness.  ONEOK Partners, L.P. has no significant assets or operations other than its investment in the Intermediate Partnership, which is also consolidated.  At December 31, 2013, the Intermediate Partnership held the equity of ONEOK Partners’ subsidiaries, as well as a 50 percent interest in Northern Border Pipeline.  ONEOK Partners’ long-term debt is nonrecourse to ONEOK.

Guardian Pipeline Senior Notes - These senior notes were issued under a master shelf agreement dated November 8, 2001, with certain financial institutions.  Principal payments are due quarterly through 2022. These senior notes contain financial covenants that require the maintenance of certain ratios defined in the master shelf agreement based on Guardian Pipeline’s financial position and results of operations.  Upon any breach of these covenants, all amounts outstanding under the master shelf agreement may become due and payable immediately.  At December 31, 2013, Guardian Pipeline was in compliance with its financial covenants.

Interest-rate Swaps - See Note D for a discussion of our interest-rate swaps.

Other - We amortize premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instrument.

I.	EQUITY

Series A and B Convertible Preferred Stock - There are no shares of Series A or Series B Preferred Stock currently issued or outstanding.

Series C Preferred Stock - The Series C Preferred Stock (Series C) was issuable in connection with our now expired ONEOK Rights Agreement, which was designed to protect our shareholders from coercive or unfair takeover tactics.  No shares of Series C were issued, and the ONEOK Rights Agreement expired February 4, 2013, and was not renewed.

Common Stock - At December 31, 2013, we had approximately 362.4 million shares of authorized and unreserved common stock available for issuance.

Dividends - Dividends paid totaled $304.7 million, $262.0 million and $227.0 million for 2013, 2012 and 2011, respectively. The following table sets forth the quarterly dividends per share declared and paid on our common stock for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
First Quarter	$0.36	$0.305	$0.26
Second Quarter	$0.36	$0.305	$0.26
Third Quarter	$0.38	$0.33	$0.28
Fourth Quarter	$0.38	$0.33	$0.28
Total	$1.48	$1.27	$1.08

Additionally, a quarterly dividend of $0.40 per share was declared in January 2014, payable in the first quarter 2014.

Stock Repurchase Program - Our three-year stock repurchase program, which expired on December 31, 2013, was authorized by our Board of Directors in October 2010 to buy up to $750 million of our common stock.  We executed a $300 million repurchase of approximately 8.6 million shares in 2011, a $150 million repurchase of approximately 3.4 million shares in September 2012 and did not repurchase any shares of our common stock in 2013.

See Note P for a discussion of ONEOK Partners’ issuance of common units and distributions to noncontrolling interests.

J.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table sets forth the balance in accumulated other comprehensive income (loss) for the periods indicated:

	Unrealized Gains (Losses) on Energy Marketing and Risk-Management Assets/Liabilities (a)	Unrealized Holding Gains (Losses) on Investment Securities (a)	Pension and Postretirement Benefit Plan Obligations (a)	Accumulated Other Comprehensive Income (Loss) (a)
	(Thousands of dollars)
January 1, 2012	$(55,367)	$987	$(151,741)	$(206,121)
Other comprehensive income (loss) before reclassifications	16,709	47	(47,004)	(30,248)
Amounts reclassified from accumulated other comprehensive income (loss)	(16,372)	—	35,943	19,571
Other comprehensive income (loss) attributable to ONEOK	337	47	(11,061)	(10,677)
December 31, 2012	(55,030)	1,034	(162,802)	(216,798)
Other comprehensive income (loss) before reclassifications	8,842	(177)	37,144	45,809
Amounts reclassified from accumulated other comprehensive income (loss)	3,020	—	45,982	49,002
Other comprehensive income (loss) attributable to ONEOK	11,862	(177)	83,126	94,811
December 31, 2013	$(43,168)	$857	$(79,676)	$(121,987)
(a) All amounts are presented net of tax.

The following table sets forth the effect of reclassifications from accumulated other comprehensive income (loss) on our Consolidated Statements of Income for the period indicated:

Details about Accumulated Other Comprehensive Income (Loss) Components	Year Ended December 31, 2013	Affected Line Item in the Consolidated Statements of Income

	(Thousands of dollars)
Unrealized (gains) losses on energy marketing and risk- management assets/liabilities
Commodity contracts	$(1,689)	Revenues
Interest-rate contracts	14,560	Interest expense
	12,871	Income before income taxes
	(3,081)	Income tax expense
	9,790	Income from continuing operations
	(1,864)	Income from discontinued operations
	7,926	Net income
Noncontrolling interest	4,906	Less: Net income attributable to noncontrolling interest
	$3,020	Net income attributable to ONEOK

Pension and postretirement benefit plan obligations (a)
Amortization of net loss	$21,407
Amortization of unrecognized prior service cost	(1,560)
Amortization of unrecognized net asset at adoption	49
	19,896	Income before income taxes
	(7,958)	Income tax expense
	11,938	Income from continuing operations
	34,044	Income from discontinued operations
	$45,982	Net income attributable to ONEOK

Total reclassifications for the period attributable to ONEOK	$49,002	Net income attributable to ONEOK
(a) These components of accumulated other comprehensive income (loss) are included in the computation of net periodic benefit cost. See Note M for additional detail of our net periodic benefit cost.

K.	EARNINGS PER SHARE

The following tables set forth the computation of basic and diluted EPS from continuing operations for the periods indicated:

	Year Ended December 31, 2013
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$278,662	206,044	$1.35
Diluted EPS from continuing operations
Effect of options and other dilutive securities	—	3,651
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$278,662	209,695	$1.33

	Year Ended December 31, 2012
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$294,837	206,140	$1.43
Diluted EPS from continuing operations
Effect of options and other dilutive securities	—	4,570
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$294,837	210,710	$1.40

	Year Ended December 31, 2011
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$245,759	209,344	$1.17
Diluted EPS from continuing operations
Effect of options and other dilutive securities	—	5,154
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$245,759	214,498	$1.15

There were no option shares excluded from the calculation of diluted EPS for 2013, 2012 and 2011.

L.	SHARE-BASED PAYMENTS

The ONEOK, Inc. Equity Compensation Plan (ECP) and the ONEOK, Inc. Long-Term Incentive Plan (LTIP) provide for the granting of stock-based compensation, including incentive stock options, nonstatutory stock options, stock bonus awards, restricted stock awards, restricted stock-unit awards, performance stock awards and performance-unit awards to eligible employees and the granting of stock awards to nonemployee directors. We have reserved 10.0 million and 15.6 million shares of common stock for issuance under the ECP and LTIP, respectively. At December 31, 2013, we had approximately 2.0 million and 0.9 million shares available for issuance under the ECP and LTIP, respectively, which reflect shares issued and estimated shares expected to be issued upon vesting of outstanding awards granted under these plans, less forfeitures.  These plans allow for the deferral of awards granted in stock or cash, in accordance with Internal Revenue Code section 409A requirements.

Restricted Stock Units - We have granted restricted stock units to key employees that vest over a three-year period and entitle the grantee to receive shares of our common stock.  Restricted stock unit awards are measured at fair value as if they were vested and issued on the grant date, reduced by expected dividend payments and adjusted for estimated forfeitures.  No dividends were paid prior to vesting on the restricted stock units granted prior to 2013.  Beginning in 2013, restricted stock unit awards granted accrue dividend equivalents in the form of additional restricted stock units prior to vesting. Compensation expense is recognized on a straight-line basis over the vesting period of the award.

Performance-Unit Awards - We have granted performance-unit awards to key employees.  The shares of our common stock underlying the performance units vest at the expiration of a period determined by the Executive Compensation Committee if certain performance criteria are met by the company.  Outstanding performance units vest at the expiration of a three-year period.  Upon vesting, a holder of performance units is entitled to receive a number of shares of our common stock equal to a percentage (0 percent to 200 percent) of the performance units granted, based on our total shareholder return over the vesting period, compared with the total shareholder return of a peer group of other energy companies over the same period. Compensation expense is recognized on a straight-line basis over the period of the award.

If paid, the outstanding performance unit awards entitle the grantee to receive the grant in shares of our common stock.  Our outstanding performance unit awards are equity awards with a market-based condition, which results in the compensation cost for these awards being recognized over the requisite service period, provided that the requisite service period is fulfilled, regardless of when, if ever, the market condition is satisfied.  The fair value of these performance units was estimated on the grant date based on a Monte Carlo model. No dividends were paid prior to vesting on performance stock units granted prior to

2013. Beginning in 2013, performance stock unit awards granted accrue dividend equivalents in the form of additional performance units prior to vesting. The compensation expense on these awards only will be adjusted for changes in forfeitures.

Options - No stock options have been granted since 2003. Stock option activity was not material in 2013, 2012 and 2011. All previously issued stock options expired or were exercised as of February 2013.

Stock Compensation Plan for Non-Employee Directors

The ONEOK, Inc. Stock Compensation Plan for Non-Employee Directors (the DSCP) provides for the granting of stock options, stock bonus awards, including performance-unit awards, restricted stock awards and restricted stock unit awards. Under the DSCP, these awards may be granted by the Executive Compensation Committee at any time, until grants have been made for all shares authorized under the DSCP.  We have reserved a total of 1.4 million shares of common stock for issuance under the DSCP, and at December 31, 2013, we had approximately 1.0 million shares available for issuance under the plan. The maximum number of shares of common stock that can be issued to a participant under the DSCP during any year is 40,000. No performance unit awards or restricted stock awards have been made to nonemployee directors under the DSCP.

General

For all awards outstanding, we used a 3 percent forfeiture rate based on historical forfeitures under our share-based payment plans. We primarily use treasury stock to satisfy our share-based payment obligations.

Compensation cost expensed for our share-based payment plans described above was $28.6 million, $22.6 million and $40.7 million during 2013, 2012 and 2011, respectively, which is $17.6 million, $14.2 million and $25.7 million, net of tax benefits, respectively. Compensation cost expensed included in income (loss) from continuing operations for each respective year was $21.1 million, $15.1 million, and $25.9 million, net of tax benefits. Capitalized share-based compensation cost was not material for 2013, 2012 and 2011.

Cash received from the exercise of awards under all share-based payment arrangements was not material for 2013, 2012 and 2011.  The tax benefit realized for the anticipated tax deductions of the exercise of share-based payment arrangements was not material for 2013, 2012 and 2011.

Impact of ONE Gas Separation on Stock Compensation Plans

In connection with the separation of our former natural gas distribution business on January 31, 2014, ONEOK entered into an Employee Matters Agreement with ONE Gas, which provides that employees of ONE Gas no longer participate in stock compensation plans sponsored or maintained by ONEOK. Pursuant to the Employee Matters Agreement, we made certain adjustments to the number of our share-based compensation awards, with the intention of preserving the intrinsic value of each award immediately prior to the separation. Unless otherwise indicated, information presented below is on a pre-separation basis and reflects employees and costs of both continuing and discontinued operations.

Restricted Stock Unit Activity

As of December 31, 2013, we had $9.3 million of total unrecognized compensation cost related to our nonvested restricted stock unit awards, which is expected to be recognized over a weighted-average period of 1.7 years.  The following tables set forth activity and various statistics for our restricted stock unit awards:

	Number of Shares	Weighted Average Price
Nonvested December 31, 2012	1,020,600	$27.21
Granted	167,301	$47.46
Released to participants	(384,883)	$19.06
Forfeited	(26,422)	$37.23
Nonvested December 31, 2013	776,596	$35.27

	2013	2012	2011
Weighted-average grant date fair value (per share)	$47.46	$36.65	$28.50
Fair value of shares granted (thousands of dollars)	$7,940	$11,030	$11,728

Restricted stock units held by an employee who separated from ONEOK and became an employee of ONE Gas were surrendered as a result of the separation, and these ONE Gas employees were granted awards of ONE Gas restricted stock units by ONE Gas approximately equal in value to their surrendered ONEOK units. The number of restricted stock units held by employees who remained with ONEOK following the separation was adjusted by issuing additional units to preserve the intrinsic value of the units immediately prior to the separation. The additional units granted by ONEOK and the units surrendered by ONE Gas employees resulted in a net decrease of approximately 77 thousand nonvested, restricted stock unit awards and a decrease of approximately $2.4 million in unrecognized compensation costs.

Performance-Unit Activity

As of December 31, 2013, we had $22.5 million of total unrecognized compensation cost related to the nonvested performance-unit awards, which is expected to be recognized over a weighted-average period of 1.7 years.  The following tables set forth activity and various statistics related to the performance-unit awards and the assumptions used in the valuations of the 2013, 2012 and 2011 grants at the grant date:

	Number of Units	Weighted Average Price
Nonvested December 31, 2012	2,133,157	$32.74
Granted	377,200	$52.34
Released to participants	(801,354)	$24.05
Forfeited	(56,858)	$42.53
Nonvested December 31, 2013	1,652,145	$41.10

	2013	2012	2011
Volatility (a)	22.27%	27.00%	39.91%
Dividend Yield	3.04%	2.86%	3.30%
Risk-free Interest Rate	0.42%	0.38%	1.33%
(a) - Volatility was based on historical volatility over three years using daily stock price observations.

	2013	2012	2011
Weighted-average grant date fair value (per share) (a)	$52.34	$42.39	$34.68
Fair value of shares granted (thousands of dollars)	$19,742	$25,466	$29,186
(a) - Weighted average price has been adjusted to reflect the distribution of ONE Gas.

Performance-unit awards held by employees who separated from ONEOK and became employees of ONE Gas were surrendered as a result of the separation, and these ONE Gas employees were granted performance-unit awards by ONE Gas with an intrinsic value approximately equal to the intrinsic value of the ONEOK performance units immediately prior to the separation. The number of performance unit awards held by employees who remained with ONEOK following the separation was adjusted by issuing additional units to preserve the intrinsic value of the performance units immediately prior to the separation. The additional performance units granted by ONEOK and the performance units surrendered by ONE Gas employees resulted in a net decrease of approximately 151 thousand nonvested performance-unit awards and a decrease of approximately $5.6 million in unrecognized compensation costs.

Employee Stock Purchase Plan

We have reserved a total of 11.6 million shares of common stock for issuance under our ONEOK, Inc. Employee Stock Purchase Plan (the ESPP).  Subject to certain exclusions, all full-time employees are eligible to participate in the ESPP. Employees can choose to have up to 10 percent of their annual base pay withheld to purchase our common stock, subject to terms and limitations of the plan.  The Executive Compensation Committee may allow contributions to be made by other means, provided that in no event will contributions from all means exceed 10 percent of the employee’s annual base pay.  The purchase price of the stock is 85 percent of the lower of its grant date or exercise date market price.  Approximately 52 percent, 55 percent and 56 percent of employees participated in the plan in 2013, 2012 and 2011, respectively. Compensation expense for our continuing operations for the ESPP was $2.9 million and $2.8 million in 2013 and 2011, respectively, and was not material in 2012. Under the plan, we sold 254,960 shares at $35.97 in 2013, 256,490 shares at $35.97 per share in 2012 and 365,116 shares at $23.70 per share in 2011.

For those employees who separated from ONEOK and became employees of ONE Gas, their enrollment in the plan was terminated upon the separation. Employees who separated from ONEOK and became employees of ONE Gas will receive shares of ONEOK common stock at the end of the offering period based upon the contributions made while employed at ONEOK. There was no impact to enrollment for those employees who remained at ONEOK. The grant date market price for ONEOK stock will be adjusted to reflect the impact of the distribution of ONE Gas shares.

Employee Stock Award Program

Under our Employee Stock Award Program, we issued, for no monetary consideration, to all eligible employees one share of our common stock when the per-share closing price of our common stock on the NYSE was for the first time at or above $13 per share.  The total number of shares of our common stock available for issuance under this program was 900,000.  Shares issued to employees under this program during 2013, 2012 and 2011 totaled 63,975, 42,467 and 295,694 respectively, and compensation expense for our continuing operations related to the Employee Stock Award Plan was $5.2 million in 2011 and was not material in 2013 or 2012.

Deferred Compensation Plan for Non-Employee Directors

The ONEOK, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors provides our nonemployee directors the option to defer all or a portion of their compensation for their service on our Board of Directors.  Under the plan, directors may elect either a cash deferral option or a phantom stock option.  Under the cash deferral option, directors may defer the receipt of all or a portion of their annual retainer fees, plus accrued interest.  Under the phantom stock option, directors may defer all or a portion of their annual retainer fees and receive such fees on a deferred basis in the form of shares of common stock under our Long-Term Incentive Plan or Equity Compensation Plan.  Shares are distributed to nonemployee directors at the fair market value of our common stock at the date of distribution.

Deferred shares associated with vested restricted stock unit awards or performance unit awards held by directors or employees were treated in the same manner as regular shareholders in connection with the ONE Gas separation, by crediting one deferred share of ONE Gas common stock for every four deferred shares of ONEOK common stock.

M.	EMPLOYEE BENEFIT PLANS

Retirement and Postretirement Benefit Plans

Retirement Plans - We have a defined benefit pension plan covering employees hired before January 1, 2005.  Employees hired after December 31, 2004, and employees who accepted a one-time opportunity to opt out of our pension plan are covered by our Profit-Sharing Plan.  In addition, we have a supplemental executive retirement plan for the benefit of certain officers.  No new participants in our supplemental executive retirement plan have been approved since 2005, and effective January 2014 the plan formally was closed to new participants.  We fund our pension costs at a level needed to maintain or exceed the minimum funding levels required by the Employee Retirement Income Security Act of 1974, as amended, and the Pension Protection Act of 2006.

Postretirement Benefit Plans - We sponsor health and welfare plans that provide postretirement medical and life insurance benefits to certain employees who retire with at least five years of service.  The postretirement medical plan is contributory based on hire date, age and years of service, with retiree contributions adjusted periodically, and contains other cost-sharing features such as deductibles and coinsurance.

In December 2011, we announced to participants a change from a self-insured postretirement medical plan to a fully insured solution for plan participants who are Medicare eligible.  This announcement resulted in a $44.6 million reduction in our accumulated postretirement benefit obligation that was recognized in other comprehensive income and will be amortized to net periodic benefit cost over the expected remaining years of service for plan participants.

Regulatory Treatment - The OCC, KCC and regulatory authorities in Texas have approved the recovery of pension costs and postretirement benefits costs through rates for our former natural gas distribution business, which includes Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service, respectively. The costs recovered through rates are based on current funding requirements and the net periodic benefit cost for pension and postretirement costs. Differences, if any, between the expense and the amount recovered through rates are reflected in earnings, net of authorized deferrals.

Our regulated entities historically have recovered pension and postretirement benefit costs through rates. We believe it is probable that regulators will continue to include the net periodic pension and postretirement benefit costs in our former regulated entities’ cost of service. Accordingly, we have recorded a regulatory asset within assets of discontinued operations for the minimum liability associated with our former regulated entities’ pension and postretirement benefit obligations that otherwise would have been recorded in accumulated other comprehensive income.

Obligations and Funded Status - The following tables set forth our pension and postretirement benefit plans benefit obligations and fair value of plan assets for our continuing operations for the periods indicated:

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2013	2012	2013	2012
Change in Benefit Obligation	(Thousands of dollars)
Benefit obligation, beginning of period	$383,979	$366,743	$56,843	$54,348
Service cost	6,127	5,633	458	414
Interest cost	15,626	17,205	1,164	1,158
Plan participants’ contributions	—	—	730	1,112
Actuarial loss (gain)	(32,120)	27,153	(5,833)	3,873
Benefits paid	(12,034)	(32,755)	(3,130)	(4,062)
Benefit obligation, end of period	361,578	383,979	50,232	56,843

Change in Plan Assets
Fair value of plan assets, beginning of period	243,525	218,400	24,147	19,958
Actual return on plan assets	43,445	21,948	4,481	2,341
Employer contributions	—	35,932	147	2,038
Benefits paid	(12,034)	(32,755)	(149)	(190)
Fair value of assets, end of period	274,936	243,525	28,626	24,147
Balance at December 31	$(86,642)	$(140,454)	$(21,606)	$(32,696)

Current liabilities	$(4,645)	$(3,991)	$—	$—
Noncurrent liabilities	(81,997)	(136,463)	(21,606)	(32,696)
Balance at December 31	$(86,642)	$(140,454)	$(21,606)	$(32,696)

In connection with the separation of the natural gas distribution business, ONEOK entered into an Employee Matters Agreement with ONE Gas, which provides that employees of ONE Gas no longer participate in benefit plans sponsored or maintained by ONEOK as of January 1, 2014. The ONEOK defined benefit pension plans and postretirement benefit plans transferred an allocable portion of assets and obligations related to those employees transferring as employees to ONE Gas to newly established trusts for the ONE Gas plans. This resulted in a decrease in ONEOK’s sponsored qualified and nonqualified pension and postretirement plan obligations of approximately $1.1 billion and a decrease in ONEOK’s sponsored pension and postretirement plan assets of approximately $1.0 billion. Additionally, as a result of the transfer of unrecognized losses to ONE Gas, ONEOK’s deferred income taxes and regulatory assets decreased approximately $86.0 million and $331.1 million, respectively. The accumulated benefit obligation for our pension plans for our continuing operations was $343.2 million and $363.8 million at December 31, 2013 and 2012, respectively.

There are no plan assets expected to be withdrawn and returned to us in 2014.

Components of Net Periodic Benefit Cost - The following tables set forth the components of net periodic benefit cost for our pension and postretirement benefit plans for our continuing operations for the periods indicated:

	Pension Benefits
	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Components of net periodic benefit cost
Service cost	$6,127	$5,633	$5,100
Interest cost	15,626	17,205	16,303
Expected return on assets	(19,874)	(20,595)	(17,747)
Amortization of unrecognized prior service cost	239	252	280
Amortization of net loss	19,016	14,403	10,373
Net periodic benefit cost	$21,134	$16,898	$14,309

	Postretirement Benefits
	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Components of net periodic benefit cost
Service cost	$458	$414	$733
Interest cost	1,164	1,158	2,298
Expected return on assets	(1,218)	(891)	(1,510)
Amortization of unrecognized net asset at adoption	49	169	169
Amortization of unrecognized prior service cost	(1,799)	(2,493)	(970)
Amortization of net loss	2,391	2,975	2,095
Net periodic benefit cost	$1,045	$1,332	$2,815

Other Comprehensive Income (Loss) - The following tables set forth the amounts recognized in other comprehensive income (loss) related to our pension benefits and postretirement benefits for our continuing operations for the periods indicated:

	Pension Benefits
	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Net gain (loss) arising during the period	$51,874	$(29,625)	$(50,476)
Amortization of prior service credit	239	252	280
Amortization of loss	19,016	14,403	10,373
Deferred income taxes	(28,452)	5,988	15,929
Total recognized in other comprehensive income (loss)	$42,677	$(8,982)	$(23,894)

	Postretirement Benefits
	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Net gain (loss) arising during the period	$9,096	$(2,423)	$(11,581)
Amortization of transition obligation	49	169	169
Amortization of prior service cost	(1,799)	(2,493)	(970)
Amortization of loss	2,391	2,975	2,095
Plan amendment	—	—	11,996
Deferred income taxes	(3,895)	709	(684)
Total recognized in other comprehensive income (loss)	$5,842	$(1,063)	$1,025

The table below sets forth the amounts in accumulated other comprehensive income (loss) that had not yet been recognized as components of net periodic benefit expense for our continuing operations for the periods indicated:

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2013	2012	2013	2012
	(Thousands of dollars)
Transition obligation	$—	$—	$—	$(49)
Prior service credit (cost)	(287)	(526)	8,535	10,334
Accumulated loss	(122,770)	(193,660)	(10,012)	(21,498)
Accumulated other comprehensive loss	(123,057)	(194,186)	(1,477)	(11,213)
Deferred income taxes	49,223	77,674	591	4,485
Accumulated other comprehensive loss, net of tax	$(73,834)	$(116,512)	$(886)	$(6,728)

The following table sets forth the amounts recognized in accumulated comprehensive income (loss) expected to be recognized as components of net periodic benefit expense for our continuing operations in the next fiscal year:

	Pension Benefits	Postretirement Benefits
Amounts to be recognized in 2014	(Thousands of dollars)
Prior service credit (cost)	$193	$(1,662)
Net loss	$15,021	$833

Actuarial Assumptions - The following table sets forth the weighted-average assumptions used to determine benefit obligations for pension and postretirement benefits for the periods indicated:

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2013	2012	2013	2012
Discount rate	5.25%	4.25%	5.00%	4.00%
Compensation increase rate	3.20%	3.50%	3.20%	3.50%

The following table sets forth the weighted-average assumptions used to determine net periodic benefit costs for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
Discount rate - pension plans	4.25%	5.00%	5.50%
Discount rate - postretirement plans	4.00%	5.00%	5.50%
Expected long-term return on plan assets	8.25%	8.25%	8.25%
Compensation increase rate	3.50%	3.80%	3.90%

We determine our overall expected long-term rate of return on plan assets based on our review of historical returns and economic growth models.

We determine our discount rates annually.  We estimate our discount rate based upon a comparison of the expected cash flows associated with our future payments under our pension and postretirement obligations to a hypothetical bond portfolio created using high-quality bonds that closely match expected cash flows.  Bond portfolios are developed by selecting a bond for each of the next 60 years based on the maturity dates of the bonds.  Bonds selected to be included in the portfolios are only those rated by Moody’s as AA- or better and exclude callable bonds, bonds with less than a minimum issue size, yield outliers and other filtering criteria to remove unsuitable bonds.

Health Care Cost Trend Rates - The following table sets forth the assumed health care cost-trend rates for the periods indicated:

	2013	2012
Health care cost-trend rate assumed for next year	4.0% - 8.25%	4.0% - 9.0%
Rate to which the cost-trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2022	2022

Assumed health care cost-trend rates have an impact on the amounts reported for our health care plans.  A one percentage point change in assumed health care cost-trend rates would have the following effects on our continuing operations:

	One Percentage Point Increase	One Percentage Point Decrease
	(Thousands of dollars)
Effect on total of service and interest cost	$113	$(102)
Effect on postretirement benefit obligation	$2,632	$(2,493)
Plan Assets - Our investment strategy is to invest plan assets in accordance with sound investment practices that emphasize long-term fundamentals.  The goal of this strategy is to maximize investment returns while managing risk in order to meet the plan’s current and projected financial obligations.  The plan’s investments include a diverse blend of various domestic and international equities, investments in various classes of debt securities, insurance contracts and venture capital.  The target allocation for the assets of our pension plan is as follows:

U.S. large-cap equities	37%
Aggregate bonds	24%
Developed foreign large-cap equities	10%
Alternative investments	8%
Mid-cap equities	6%
Emerging markets equities	5%
Small-cap equities	4%
High-yield bonds	3%
Developed foreign bonds	2%
Emerging market bonds	1%
Total	100%

As part of our risk management for the plans, minimums and maximums have been set for each of the asset classes listed above. All investment managers for the plan are subject to certain restrictions on the securities they purchase and, with the exception of indexing purposes, are prohibited from owning our stock.

The following tables set forth our pension benefits and postretirement benefits plan assets by fair value category for our continuing operations as of the measurement date:

	Pension Benefits
	December 31, 2013
Asset Category	Level 1	Level 2	Level 3	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$178,329	$15,809	$—	$194,138
Government obligations	—	29,160	—	29,160
Corporate obligations (b)	—	25,005	—	25,005
Cash and money market funds (c)	7,258	—	—	7,258
Other investments (d)	—	—	19,375	19,375
Total assets	$185,587	$69,974	$19,375	$274,936
(a) - This category represents securities of the respective market sector from diverse industries.
(b) - This category represents bonds from diverse industries.
(c) - This category is primarily money market funds.
(d) - This category represents alternative investments.

	Pension Benefits
	December 31, 2012
Asset Category	Level 1	Level 2	Level 3	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$142,594	$16,126	$—	$158,720
Government obligations	—	30,791	—	30,791
Corporate obligations (b)	—	27,405	—	27,405
Cash and money market funds (c)	8,767	—	—	8,767
Other investments (d)	—	—	17,842	17,842
Total assets	$151,361	$74,322	$17,842	$243,525
(a) - This category represents securities of the respective market sector from diverse industries.
(b) - This category represents bonds from diverse industries.
(c) - This category is primarily money market funds.
(d) - This category represents alternative investments.

	Postretirement Benefits
	December 31, 2013
Asset Category	Level 1	Level 2	Level 3	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$1,464	$—	$—	$1,464
Cash and money market funds (b)	1,300	—	—	1,300
Insurance and group annuity contracts	—	25,862	—	25,862
Total assets	$2,764	$25,862	$—	$28,626
(a) - This category represents securities of the respective market sector from diverse industries.
(b) - This category is primarily money market funds.

	Postretirement Benefits
	December 31, 2012
Asset Category	Level 1	Level 2	Level 3	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$1,199	$—	$—	$1,199
Cash and money market funds (b)	875	—	—	875
Insurance and group annuity contracts	—	22,073	—	22,073
Total assets	$2,074	$22,073	$—	$24,147
(a) - This category represents securities of the respective market sector from diverse industries.
(b) - This category represents money market funds.

The following tables set forth the reconciliation of Level 3 fair value measurements of our pension plan for our continuing operations for the periods indicated:

	Pension Benefits
	Years Ended December 31,
	2013	2012
	(Thousands of dollars)
Fair value of plan assets at beginning of period	$17,842	$18,122
Net realized and unrealized gains (losses)	1,533	(280)
Fair value of plan assets at end of period	$19,375	$17,842

Contributions - During 2013, we made no contributions to our defined benefit pension plans, and contributions to our postretirement benefit plans for our continuing operations were not material.  The contributions to our postretirement benefit plans were attributable to the 2014 plan year.  At December 31, 2013, we expect to make no contributions to our defined benefit pension plans and postretirement plans in 2014.

Pension and Postretirement Benefit Payments - Benefit payments for our pension and postretirement benefit plans for the period ending December 31, 2013, for our continuing operations were $12.0 million and $3.1 million, respectively.  The following table sets forth the pension benefits and postretirement benefits payments expected to be paid in 2014-2023 for our continuing operations:

	Pension Benefits	Postretirement Benefits
Benefits to be paid in:	(Thousands of dollars)
2014	$13,186	$2,763
2015	$13,505	$2,913
2016	$13,958	$3,084
2017	$14,418	$3,246
2018	$14,921	$3,379
2019 through 2023	$82,222	$18,079

The expected benefits to be paid are based on the same assumptions used to measure our benefit obligation at December 31, 2013, and include estimated future employee service.

Other Employee Benefit Plans

Thrift Plan - We have a Thrift Plan covering all full-time employees, and employee contributions are discretionary.  We match 100 percent of employee contributions up to 6 percent of each participant’s eligible compensation, subject to certain limits. Our contributions made to the plan for our continuing operations were $8.4 million, $7.6 million and $7.8 million in 2013, 2012 and 2011, respectively.

Profit-Sharing Plan - We have a profit-sharing plan (Profit-Sharing Plan) for all employees hired after December 31, 2004.  Employees who were employed prior to January 1, 2005, were given a one-time opportunity to make an irrevocable election to participate in the Profit-Sharing Plan and not accrue any additional benefits under our defined benefit pension plan after December 31, 2004.  We plan to make a contribution to the Profit-Sharing Plan each quarter equal to 1 percent of each participant’s eligible compensation during the quarter.  Additional discretionary employer contributions may be made at the end of each year.  Employee contributions are not allowed under the plan.  Our contributions made to the plan for our continuing operations were $3.4 million, $4.4 million and $4.4 million in 2013, 2012 and 2011, respectively.

Employee Deferred Compensation Plan - The ONEOK, Inc. 2005 Nonqualified Deferred Compensation Plan provides select employees, as approved by our Board of Directors, with the option to defer portions of their compensation and provides nonqualified deferred compensation benefits that are not available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws.  Our contributions made to the plan were not material in 2013, 2012 and 2011.

N.	INCOME TAXES

The following table sets forth our provisions for income taxes for our continuing operations for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
Current income taxes	(Thousands of dollars)
Federal	$(9,531)	$41,246	$35,633
State	1,812	1,798	1,706
Total current income taxes from continuing operations	(7,719)	43,044	37,339
Deferred income taxes
Federal	156,818	134,208	114,333
State	16,981	3,506	9,829
Total deferred income taxes from continuing operations	173,799	137,714	124,162
Total provision for income taxes from continuing operations	166,080	180,758	161,501
Discontinued operations	(2,698)	43,186	65,802
Total provision for income taxes	$163,382	$223,944	$227,303

The following table is a reconciliation of our income tax provision from continuing operations for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Income from continuing operations before income taxes	$755,170	$858,506	$806,410
Less: Net income attributable to noncontrolling interest	310,428	382,911	399,150
Income from continuing operations attributable to ONEOK before income taxes	444,742	475,595	407,260
Federal statutory income tax rate	35%	35%	35%
Provision for federal income taxes	155,660	166,458	142,541
State income taxes, net of federal tax benefit	12,102	7,908	13,860
Other, net	(1,682)	6,392	5,100
Income tax provision from continuing operations	$166,080	$180,758	$161,501

The following table sets forth the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities for our continuing operations for the periods indicated:

	December 31, 2013	December 31, 2012
Deferred tax assets	(Thousands of dollars)
Employee benefits and other accrued liabilities	$26,161	$21,518
Federal net operating loss	12,484	—
State net operating loss and benefits	38,322	31,990
Other comprehensive income	74,847	138,826
Other	7,582	5,979
Total deferred tax assets	159,396	198,313
Deferred tax liabilities
Excess of tax over book depreciation and depletion	60,725	77,980
Investment in partnerships	1,217,605	969,347
Regulatory assets	2,625	3,565
Total deferred tax liabilities	1,280,955	1,050,892
Net deferred tax liabilities	$1,121,559	$852,579

We had income taxes receivable of approximately $24.7 million at December 31, 2013, and income taxes payable of approximately $14.5 million at December 31, 2012, for our continuing operations.

Tax benefits related to net operating loss (NOL) carryforwards will begin expiring in 2032. We believe that it is more likely than not that the tax benefits of the net operating loss carryforwards will be utilized prior to their expirations; therefore, no valuation allowance is necessary.

Deferred tax assets related to tax benefits of employee share-based compensation have been reduced for performance share units and restricted share units that vested in periods in which ONEOK was in an NOL position.  This vesting resulted in tax deductions in excess of previously recorded benefits based on the performance share unit and restricted share unit value at the time of grant.  Although these additional tax benefits are reflected in NOL carryforwards in the tax return, the additional tax benefit is not recognized until the deduction reduces taxes payable.  A portion of the tax benefit does not reduce ONEOK’s current taxes payable due to NOL carryforwards; accordingly, these tax benefits are not reflected in ONEOK’s NOLs in deferred tax assets.  Tax benefits included in NOL carryforwards but not reflected in deferred tax assets were $35.9 million as of December 31, 2013, and $11.0 million as of December 31, 2012.

O.	UNCONSOLIDATED AFFILIATES

Investments in Unconsolidated Affiliates - The following table sets forth ONEOK Partners’ investments in unconsolidated affiliates for the periods indicated:

	Net Ownership Interest	December 31, 2013	December 31, 2012
		(Thousands of dollars)
Northern Border Pipeline	50%	$404,803	$393,317
Overland Pass Pipeline Company	50%	466,671	468,710
Fort Union Gas Gathering, L.L.C.	37%	125,220	120,782
Bighorn Gas Gathering	49%	87,837	90,428
Other	Various	145,307	148,168
Investments in unconsolidated affiliates (a)		$1,229,838	$1,221,405
(a) - Equity method goodwill (Note A) was $224.3 million at December 31, 2013 and 2012.

Equity Earnings from Investments - The following table sets forth ONEOK Partners’ equity earnings from investments for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Northern Border Pipeline	$65,046	$72,705	$76,365
Overland Pass Pipeline Company	20,461	20,043	19,535
Fort Union Gas Gathering, L.L.C.	15,826	17,218	15,280
Bighorn Gas Gathering	1,952	3,820	5,990
Other	7,232	9,238	10,076
Equity earnings from investments	$110,517	$123,024	$127,246

Unconsolidated Affiliates Financial Information - The following tables set forth summarized combined financial information of ONEOK Partners’ unconsolidated affiliates for the periods indicated:

	December 31, 2013	December 31, 2012
	(Thousands of dollars)
Balance Sheet
Current assets	$155,310	$175,930
Property, plant and equipment, net	$2,557,571	$2,593,122
Other noncurrent assets	$34,478	$35,005
Current liabilities	$98,967	$145,147
Long-term debt	$442,103	$472,630
Other noncurrent liabilities	$58,221	$42,451
Accumulated other comprehensive loss	$(2,291)	$(2,503)
Owners’ equity	$2,150,359	$2,146,332

	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Income Statement
Operating revenues	$528,665	$573,197	$496,158
Costs and expenses	$256,292	$269,858	$221,261
Net income	$248,998	$279,766	$249,559
Distributions paid to us	$137,498	$155,741	$156,385

ONEOK Partners incurred expenses in transactions with unconsolidated affiliates of $53.8 million, $36.1 million, and $31.0 million for 2013, 2012, and 2011, respectively, primarily related to Overland Pass Pipeline Company. Accounts payable to ONEOK Partners’ equity method investees at December 31, 2013 and 2012, were not material.

Overland Pass Pipeline Company - The Overland Pass Pipeline Company limited liability company agreement provides that distributions to Overland Pass Pipeline Company’s members are to be made on a pro-rata basis according to each member’s percentage interest.  The Overland Pass Pipeline Company Management Committee determines the amount and timing of such distributions.  Any changes to, or suspensions of, cash distributions from Overland Pass Pipeline Company requires the unanimous approval of the Overland Pass Pipeline Management Committee.  Cash distributions are equal to 100 percent of available cash as defined in the limited liability company agreement.

Northern Border Pipeline - The Northern Border Pipeline partnership agreement provides that distributions to Northern Border Pipeline’s partners are to be made on a pro-rata basis according to each partner’s percentage interest.  The Northern Border Pipeline Management Committee determines the amount and timing of such distributions.  Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee.  Cash distributions are equal to 100 percent of distributable cash flow as determined from Northern Border Pipeline’s financial statements based upon EBITDA, less interest expense and maintenance capital expenditures.  Loans or other advances from Northern Border Pipeline to its partners or affiliates are prohibited under its credit agreement.

During 2013, ONEOK Partners made equity contributions to Northern Border Pipeline Company of approximately $30.8 million.

In September 2012, Northern Border Pipeline filed with the FERC a settlement with its customers to modify its transportation rates. In January 2013, the settlement was approved and the new rates are effective January 1, 2013. The new long-term transportation rates are approximately 11 percent lower compared with previous rates.

P.	ONEOK PARTNERS

Ownership Interest in ONEOK Partners - Our ownership interest in ONEOK Partners is shown in the table below as of December 31, 2013:

General partner interest	2.0%
Limited partner interest (a)	39.2%
Total ownership interest	41.2%
(a) - Represents 19.8 million common units and approximately 73.0 million Class B units, which are convertible, at our option, into common units.

Equity Issuances - In August 2013, ONEOK Partners completed an underwritten public offering of 11.5 million common units at a public offering price of $49.61 per common unit, generating net proceeds of approximately $553.3 million. In conjunction with this issuance, ONEOK Partners GP contributed approximately $11.6 million in order to maintain our 2 percent general partner interest in ONEOK Partners. ONEOK Partners used a portion of the proceeds from its August 2013 equity issuance to repay amounts outstanding under its commercial paper program and the balance was used for general partnership purposes.

ONEOK Partners has an “at-the-market” equity program for the offer and sale from time to time of its common units up to an aggregate amount of $300 million. The program allows ONEOK Partners to offer and sell its common units at prices it deems appropriate through a sales agent. Sales of common units are made by means of ordinary brokers’ transactions on the NYSE, in block transactions, or as otherwise agreed to between ONEOK Partners and the sales agent. ONEOK Partners is under no obligation to offer and sell common units under the program. During the year ended December 31, 2013, ONEOK Partners sold 681 thousand common units through this program that resulted in net proceeds, including ONEOK Partners GP’s contribution to maintain our 2 percent general partner interest in ONEOK Partners, of approximately $36.1 million. ONEOK Partners used the proceeds for general partnership purposes.

As a result of these transactions, ONEOK’s aggregate ownership interest in ONEOK Partners decreased to 41.2 percent at December 31, 2013, from 43.4 percent at December 31, 2012.

In March 2012, ONEOK Partners completed an underwritten public offering of 8.0 million common units at a public offering price of $59.27 per common unit, generating net proceeds of approximately $460 million.  ONEOK Partners also sold 8.0 million common units to us in a private placement, generating net proceeds of approximately $460 million.  In conjunction with the issuances, ONEOK Partners GP contributed approximately $19 million in order to maintain its 2 percent general partner interest in ONEOK Partners.  ONEOK Partners used the net proceeds from the issuances to repay $295 million of borrowings under its commercial paper program, to repay amounts on the maturity of its $350 million, 5.9 percent senior notes due April 2012 and for other general partnership purposes, including capital expenditures.  As a result of these transactions, our aggregate ownership interest in ONEOK Partners increased to 43.4 percent at December 31, 2012, from 42.8 percent at December 31, 2011.

We account for the difference between the carrying amount of our investment in ONEOK Partners and the underlying book value arising from issuance of common units by ONEOK Partners as an equity transaction.  If ONEOK Partners issues common units at a price different than our carrying value per unit, we account for the premium or deficiency as an adjustment to paid-in capital.  As a result of ONEOK Partners’ issuance of common units, we recognized an increase to paid-in capital of approximately $87.3 million, net of taxes, in 2013 and a decrease to paid-in capital of approximately $51.1 million, net of taxes, in 2012.

Cash Distributions - We receive distributions from ONEOK Partners on our common and Class B units and our 2 percent general partner interest, which includes our incentive distribution rights.  Under ONEOK Partners’ partnership agreement, as amended, distributions are made to the partners with respect to each calendar quarter in an amount equal to 100 percent of available cash as defined in the ONEOK Partners partnership agreement (Partnership Agreement), as amended.  Available cash generally will be distributed 98 percent to limited partners and 2 percent to the general partner.  The general partner’s percentage interest in quarterly distributions is increased after certain specified target levels are met during the quarter.  In July 2011, the Partnership Agreement was amended to adjust the formula for distributing available cash among the general partner and limited partners to reflect the two-for-one unit split of ONEOK Partners’ common units.  Under the incentive distribution provisions, as set forth in ONEOK Partners’ partnership agreement, as amended, the general partner receives:

•	15 percent of amounts distributed in excess of $0.3025 per unit;

•	25 percent of amounts distributed in excess of $0.3575 per unit; and

•	50 percent of amounts distributed in excess of $0.4675 per unit.

The following table shows ONEOK Partners’ distributions paid during the periods indicated:

	Years Ended December 31,
	2013	2012	2011
	(Thousands, except per unit amounts)
Distribution per unit	$2.870	$2.590	$2.325

General partner distributions	$18,193	$15,217	$12,189
Incentive distributions	251,664	186,130	123,386
Distributions to general partner	269,857	201,347	135,575
Limited partner distributions to ONEOK	266,302	235,442	197,132
Limited partner distributions to noncontrolling interest	373,554	324,123	276,739
Total distributions paid	$909,713	$760,912	$609,446

ONEOK Partners’ distributions are declared and paid within 45 days of the end of each quarter. The following table shows ONEOK Partners’ distributions declared for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
	(Thousands, except per unit amounts)
Distribution per unit	$2.890	$2.690	$2.365

General partner distributions	$18,625	$16,355	$12,515
Incentive distributions	259,466	210,095	131,212
Distributions to general partner	278,091	226,450	143,727
Limited partner distributions to ONEOK	268,157	249,600	200,524
Limited partner distributions to noncontrolling interest	384,988	341,704	281,500
Total distributions declared	$931,236	$817,754	$625,751

Acquisitions - On September 30, 2013, ONEOK Partners completed the Sage Creek acquisition for $305 million comprised of natural gas gathering and processing, and natural gas liquids facilities in Converse and Campbell counties, Wyoming, in the NGL-rich Niobrara Shale formation of the Powder River Basin. The Sage Creek acquisition consists primarily of a 50 MMcf/d natural gas processing facility, the Sage Creek plant, and related natural gas gathering and natural gas liquids infrastructure. Included in the acquisition were supply contracts providing for long-term acreage dedications from producers in the area, which are structured with POP and fee-based contractual terms. The acquisition is complementary to ONEOK Partners’ existing natural gas liquids assets and provides additional natural gas gathering and processing and natural gas liquids gathering capacity in a region where producers are actively drilling for crude oil and NGL-rich natural gas.

ONEOK Partners accounted for this acquisition as a business combination, which, among other things, requires assets acquired and liabilities assumed to be measured at their acquisition-date fair values. The excess of the purchase price over the fair values of the identifiable assets acquired was recorded as goodwill.

The purchase price and assessment of the fair value of the assets acquired and liabilities assumed were as follows:

	Natural Gas Gathering and Processing	Natural Gas Liquids	Total
Property, plant and equipment	(Thousands of dollars)
Gathering pipelines and related equipment	$41,129	$18,045	$59,174
Processing and fractionation and related equipment	50,595	—	50,595
General plant and other	120	—	120
Intangible assets	40,000	63,000	103,000
Identifiable assets acquired	131,844	81,045	212,889
Goodwill	20,000	72,000	92,000
Total purchase price	$151,844	$153,045	$304,889

Identifiable intangible assets recognized in the Sage Creek acquisition are primarily related to natural gas gathering and processing and natural gas liquids supply contracts and customer relationships. The basis for determining the value of these intangible assets is the estimated future net cash flows to be derived from acquired supply contracts and customer relationships, which are offset with appropriate charges for the use of contributory assets and discounted using a risk-adjusted discount rate. Those intangible assets are being amortized on a straight-line basis over an initial 20-year period for the Natural Gas Gathering and Processing segment and an initial 30-year period for the Natural Gas Liquids segment, which represents the periods during which the customer contracts and relationships are expected to contribute to ONEOK Partners’ cash flows.

Revenues and earnings related to the Sage Creek acquisition are included within ONEOK Partners’ Consolidated Statement of Comprehensive Income since the acquisition dates. Supplemental pro forma revenue and earnings reflecting this acquisition as if it had occurred as of January 1, 2013, are not materially different from the information presented in ONEOK Partners’ accompanying Consolidated Statement of Comprehensive Income since the historical operations of this acquisition were insignificant relative to ONEOK Partners’ historical operations and are, therefore, not presented.

In December 2013, ONEOK Partners acquired the remaining 30 percent undivided interest in its Maysville natural gas processing facility for $90 million. Beginning December 1, 2013, the results of operations for its 100 percent interest are included in our ONEOK Partners segment.

Relationship - We consolidate ONEOK Partners in our consolidated financial statements; however, we are restricted from the assets and cash flows of ONEOK Partners except for the distributions we receive.  Distributions are declared quarterly by ONEOK Partners’ general partner based on the terms of the ONEOK Partners partnership agreement.  See Note R for more information on ONEOK Partners’ results.

Affiliate Transactions - We have certain transactions with ONEOK Partners and its subsidiaries.

Prior to the wind down of the energy services business, ONEOK Partners sold natural gas from its natural gas gathering and processing operations to our former energy services business.  In addition, a portion of ONEOK Partners’ revenues from its natural gas pipelines business were from our former energy services and natural gas distribution businesses, which contracted with ONEOK Partners for natural gas transportation and storage services. ONEOK Partners also purchased natural gas from our former energy services business for its natural gas liquids and its natural gas gathering and processing operations. While these transactions were eliminated in consolidation in prior periods, they are now reflected as affiliate transactions and not eliminated in consolidation for all periods presented as these transactions have continued with either ONE Gas or other unaffiliated third parties. See Note B for additional information.

Previously, ONEOK Partners had a Processing and Services Agreement with us and OBPI, under which it contracted for all of OBPI’s rights, including all of the capacity of the Bushton Plant, reimbursing OBPI for all costs associated with the operation and maintenance of the Bushton Plant and its obligations under equipment leases covering portions of the Bushton Plant. In June 2011, through a series of transactions, we sold OBPI to ONEOK Partners and OBPI closed the purchase option and terminated the equipment leases.  The total amount paid by ONEOK Partners to complete the transactions was approximately $94.2 million, which included the reimbursement to us of obligations related to the Processing and Services Agreement.

We provide a variety of services to our affiliates, including cash management and financial services, legal and administrative services by our employees and management, insurance and office space leased in our headquarters building and other field locations.  Where costs are incurred specifically on behalf of an affiliate, the costs are billed directly to the affiliate by us.  In other situations, the costs may be allocated to the affiliates through a variety of methods, depending upon the nature of the expenses and the activities of the affiliates.  For example, a service that applies equally to all employees is allocated based upon the number of employees in each affiliate.  However, an expense benefiting the consolidated company but having no direct basis for allocation is allocated by the modified Distrigas method, a method using a combination of ratios that include gross plant and investment, operating income and payroll expense. For the years ended December 31, 2013, 2012 and 2011, it is not practicable to determine what these general overhead costs would be on a stand-alone basis.

The following table shows ONEOK Partners’ transactions with us for the periods indicated:

	Years Ended December 31,
	2013	2012	2011
	(Thousands of dollars)
Revenues	$340,743	$352,099	$403,603

Expenses
Cost of sales and fuel	$37,963	$33,094	$48,163
Administrative and general expenses	265,448	246,050	251,239
Total expenses	$303,411	$279,144	$299,402

Q.	COMMITMENTS AND CONTINGENCIES

Commitments - Operating leases represent future minimum lease payments under noncancelable equipment leases covering office space, pipeline equipment, rights of way and vehicles.  Firm transportation and storage contracts are fixed-price contracts that provide us with firm transportation and storage capacity.  Rental expense in 2013, 2012 and 2011 was not material.  The following tables sets forth our operating lease and firm transportation and storage contract payments for our continuing operations for the periods indicated:

ONEOK	Operating Leases
(Millions of dollars)
2014	$1.2
2015	0.8
2016	0.4
2017	0.2
2018	—
Thereafter	—
Total	$2.6

Our former natural gas distribution business is a party to fixed-price contracts providing it with firm transportation and storage capacity. The costs associated with these contracts are recovered through rates. Future commitments related to these contracts are $900.0 million. These contracts are obligations of ONE Gas as the result of the separation.

Our former energy services business also is a party to fixed-price contracts related to firm transportation and storage that are not being released as part of the wind down process and will expire before April 2014. Future commitments related to these contracts are $11.2 million.

ONEOK Partners	Operating Leases	Firm Transportation and Storage Contracts	Total
	(Millions of dollars)
2014	$2.0	$18.4	$20.4
2015	0.5	16.3	16.8
2016	0.3	14.4	14.7
2017	0.2	12.8	13.0
2018	0.2	11.9	12.1
Thereafter	0.7	30.2	30.9
Total	$3.9	$104.0	$107.9

Environmental Matters - ONEOK Partners is subject to multiple historical preservation, wildlife preservation and environmental laws and/or regulations that affect many aspects of our present and future operations.  Regulated activities include, but are not limited to, those involving air emissions, storm water and wastewater discharges, handling and disposal of solid and hazardous wastes, wetland preservation, hazardous materials transportation, and pipeline and facility construction.  These laws and regulations require us to obtain and/or comply with a wide variety of environmental clearances, registrations, licenses, permits and other approvals.  Failure to comply with these laws, regulations, licenses and permits may expose us to fines, penalties and/or interruptions in our operations that could be material to our results of operations.  For example, if a leak or spill of hazardous substances or petroleum products occurs from pipelines or facilities that we own, operate or otherwise use, we could be held jointly and severally liable for all resulting liabilities, including response, investigation and cleanup costs, which could affect materially our results of operations and cash flows.  In addition, emissions controls and/or other regulatory or permitting mandates under the Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities.  We cannot assure that existing environmental statutes and regulations will not be revised or that new regulations will not be adopted or become applicable to us.

In June 2013, the Executive Office of the President of the United States issued the President’s Climate Action Plan, which includes, among other things, plans for further regulatory actions to reduce carbon emissions from various sources. The impact of any such regulatory actions on our facilities and operations is unknown. Revised or additional statutes or regulations that result in increased compliance costs or additional operating restrictions could have a significant impact on our business, financial position, results of operations and cash flows.

Our expenditures for environmental assessment, mitigation, remediation and compliance to date have not been significant in relation to our financial position, results of operations or cash flows, and our expenditures related to environmental matters have had no material effects on earnings or cash flows during 2013, 2012 or 2011.

The EPA’s “Tailoring Rule” regulates greenhouse gas emissions at new or modified facilities that meet certain criteria. Affected facilities are required to review best available control technology, conduct air-quality and impact analyses and public reviews with respect to such emissions.  At current emissions threshold levels, this rule has had a minimal impact on our existing facilities.  The EPA has stated it will consider lowering the threshold levels over the next five years, which could increase the impact on our existing facilities; however, potential costs, fees or expenses associated with the potential adjustments are unknown.

The EPA’s rule on air-quality standards, titled “National Emissions Standards for Hazardous Air Pollutants for Reciprocating Internal Combustion Engines,” also known as RICE NESHAP, initially included a compliance date in 2013.  Subsequent industry appeals and settlements with the EPA have extended timelines for compliance associated with the final RICE NESHAP rule. While the rule could require capital expenditures for the purchase and installation of new emissions-control equipment, we do not expect these expenditures will have a material impact on our results of operations, financial position or cash flows.

In July 2011, the EPA issued a proposed rule that would change the air emissions New Source Performance Standards, also known as NSPS, and Maximum Achievable Control Technology requirements applicable to the oil and natural gas industry, including natural gas production, processing, transmission and underground storage sectors. In April 2012, the EPA released the final rule, which includes new NSPS and air toxic standards for a variety of sources within natural gas processing plants, oil and natural gas production facilities and natural gas transmission stations. The rule also regulates emissions from the hydraulic fracturing of wells for the first time. The EPA’s final rule reflects significant changes from the proposal issued in 2011 and allows for more manageable compliance options. The NSPS final rule became effective in October 2012, but the dates for compliance vary and depend in part upon the type of affected facility and the date of construction, reconstruction or modification.

In March 2013, the EPA issued proposed rulemaking to amend the NSPS for the crude oil and natural gas industry, pursuant to various industry comments, administrative petitions for reconsideration and/or judicial appeals of portions of the NSPS final rule. The rule was most recently amended in September 2013, and the EPA has indicated that further amendments may be issued in 2014. Based on the amendments and our understanding of pending stakeholder responses to the NSPS rule, we anticipate a reduction in our anticipated capital, operations and maintenance costs resulting from compliance with the regulation. However, the EPA may issue additional responses, amendments and/or policy guidance on the final rule, which could alter our present expectations. Generally, the NSPS rule will require expenditures for updated emissions controls, monitoring and record-keeping requirements at affected facilities in the crude oil and natural gas industry. We do not expect these expenditures will have a material impact on our results of operations, financial position or cash flows.

Pipeline Safety - We are subject to PHMSA regulations, including pipeline integrity-management regulations.  The Pipeline Safety Improvement Act of 2002 requires pipeline companies operating high-pressure pipelines to perform integrity assessments on pipeline segments that pass through densely populated areas or near specifically designated high-consequence areas.  In January 2012, The Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011 was signed into law.  The law increased maximum penalties for violating federal pipeline safety regulations and directs the DOT and Secretary of Transportation to conduct further review or studies on issues that may or may not be material to us. These issues include but are not limited to the following:

•	an evaluation on whether hazardous natural gas liquids and natural gas pipeline integrity-management requirements should be expanded beyond current high-consequence areas;

•	a review of all natural gas and hazardous natural gas liquids gathering pipeline exemptions;

•	a verification of records for pipelines in class 3 and 4 locations and high-consequence areas to confirm maximum allowable operating pressures; and

•	a requirement to test previously untested pipelines operating above 30 percent yield strength in high-consequence areas.

The potential capital and operating expenditures related to this legislation, the associated regulations or other new pipeline safety regulations are unknown.

Financial Markets Legislation - The Dodd-Frank Act represents a far-reaching overhaul of the framework for regulation of United States financial markets. The CFTC has issued final regulations for most of the provisions of the Dodd-Frank Act, and we have implemented measures to comply with the regulations that are applicable to our businesses. ONEOK Partners continues to participate in financial markets for hedging certain risks inherent in its business, including commodity-price and interest-rate risks. Although the impact to date has not been material, ONEOK Partners continues to monitor proposed regulations and the impact these regulations may have on our business and risk-management strategies in the future.

Legal Proceedings - Gas Index Pricing Litigation - As previously reported, ONEOK and its subsidiary, ONEOK Energy Services Company L.P. (OESC), along with several other energy companies, are defending multiple lawsuits arising from alleged market manipulation or false reporting of natural gas prices to natural gas-index publications. On April 10, 2013, the United States Court of Appeals for the Ninth Circuit reversed the summary judgments that had been granted in favor of ONEOK, OESC and other unaffiliated defendants in the following cases: Reorganized FLI, Learjet, Arandell, Heartland and NewPage. The Ninth Circuit also reversed the summary judgment that had been granted in favor of OESC on all state law claims asserted in the Sinclair case. The Ninth Circuit remanded the cases back to the United States District Court for the District of Nevada for further proceedings. ONEOK, OESC and the other unaffiliated defendants filed a Petition for Writ of Certiorari with the United States Supreme Court on August 26, 2013. The Ninth Circuit has ordered the cases stayed until the final disposition of the Petition for Writ of Certiorari.

Because of the uncertainty surrounding the Gas Index Pricing Litigation, including an insufficient description of the purported classes and other related matters, we cannot reasonably estimate a range of potential exposures at this time. However, it is reasonably possible that the ultimate resolution of these matters could result in future charges that may be material to our results of operations.

Other Legal Proceedings - We are a party to various other litigation matters and claims that have arisen in the normal course of our operations. While the results of these various other litigation matters and claims cannot be predicted with certainty, we believe the reasonably possible losses on such matters, individually and in the aggregate, are not material. Additionally, we believe the probable final outcome of such matters will not have a material adverse effect on our consolidated results of operations, financial position or cash flows.

ONE Gas Separation - In connection with the separation of ONE Gas, we entered into a Separation and Distribution Agreement with ONE Gas, which sets forth the agreements between us and ONE Gas regarding the principal transactions necessary to effect the separation, including cross-indemnities between us and ONE Gas. In general, we agreed to indemnify ONE Gas for any liabilities relating to our business following the separation, including ONEOK Partners and our energy services business, and ONE Gas agreed to indemnify us for liabilities relating to the natural gas distribution business. If a liability does not relate to either our remaining business or to ONE Gas, then we and ONE Gas will each be responsible for a portion of such liability.

In addition, we entered into a Transition Services Agreement with ONE Gas. Under this agreement, ONEOK and ONE Gas agreed to provide each other with various services, including services relating to treasury and risk management, accounting, human resources and payroll management, tax compliance, telecommunications services and information technology services.

R.	SEGMENTS

Segment Descriptions - Following the separation of our natural gas distribution business into ONE Gas and wind down of our energy services business, our chief operating decision maker reviews the financial performance of each of the three businesses of ONEOK Partners on a regular basis to assess the performance of, and allocate resources to, ONEOK Partners. As a result, our reportable segments have changed to reflect the three business segments of ONEOK Partners. Prior periods presented have been recast to conform to the current presentation.
Our reportable business segments are the following:

•	the Natural Gas Gathering and Processing segment gathers and processes natural gas;

•	the Natural Gas Liquids segment gathers, treats, fractionates and transports NGLs and stores, markets and distributes NGL products; and

•	the Natural Gas Pipelines segment operates regulated interstate and intrastate natural gas transmission pipelines and natural gas storage facilities.

Other and eliminations consist of the operating and leasing operations of our headquarters building and related parking facility and other amounts needed to reconcile our reportable segments to our consolidated financial statements.

Accounting Policies - We evaluate performance based principally on each segment’s operating income and equity earnings. The accounting policies of the segments are the same as those described in Note A.  Affiliate and intersegment sales are recorded on the same basis as sales to unaffiliated customers and are discussed in further detail in Note P.  Net margin is comprised of total revenues less cost of sales and fuel.  Cost of sales and fuel includes commodity purchases, fuel, and storage and transportation costs. Revenues from sales and services provided by ONEOK Partners to our former natural gas distribution business, which were previously eliminated in consolidation, are now reported as third-party revenues for all periods presented.

Customers - The primary customers of the Natural Gas Gathering and Processing segment are major and independent crude oil and natural gas production companies.  The Natural Gas Liquids segment’s customers are primarily NGL and natural gas gathering and processing companies, major and independent crude oil and natural gas production companies, propane distributors, ethanol producers and petrochemical, refining and NGL marketing companies. The Natural Gas Pipelines segment’s customers include natural gas distribution, electric-generation, natural gas marketing, industrial and major and independent crude oil and natural gas production companies.

For the years ended December, 31 2013 and 2012, ONEOK Partners’ had no single external customer from which it received 10 percent or more of the consolidated gross revenues. For the year ended December 31, 2011, ONEOK Partners had one customer, Dow Hydrocarbons and Resources, L.L.C., from which it received $1.2 billion, or approximately 11 percent, of our consolidated revenues. All of these revenues were earned in the Natural Gas Liquids segment.

Operating Segment Information - The following tables set forth certain selected financial information for our operating segments for the periods indicated:

Year Ended December 31, 2013	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Other and Eliminations (c)	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$665,169	$10,644,117	$219,244	$2,606	$11,531,136
Sales to affiliated customers	238,600	—	102,143	—	340,743
Intersegment revenues	1,147,713	133,910	4,127	(1,285,750)	—
Total revenues	$2,051,482	$10,778,027	$325,514	$(1,283,144)	$11,871,879

Net margin	$500,627	$869,938	$285,719	$(6,618)	$1,649,666
Operating costs	193,293	236,638	101,182	10,473	541,586
Depreciation and amortization	103,962	89,240	43,541	2,600	239,343
Gain on sale of assets	436	843	10,602	—	11,881
Operating income	$203,808	$544,903	$151,598	$(19,691)	$880,618

Equity earnings from investments	$23,493	$21,978	$65,046	$—	$110,517
Investments in unconsolidated affiliates	$333,179	$491,856	$404,803	$—	$1,229,838
Total assets	$3,949,813	$6,938,633	$1,817,675	$5,035,360	$17,741,481
Noncontrolling interests in consolidated subsidiaries	$4,521	$—	$—	$2,502,808	$2,507,329
Capital expenditures	$774,379	$1,128,345	$34,699	$319,162	$2,256,585
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. Our Natural Gas Liquids segment’s regulated operations had revenues of $534.8 million, of which $449.9 million related to sales within the segment, net margin of $327.4 million and operating income of $190.5 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. Our Natural Gas Pipelines segment’s regulated operations had revenues of $246.9 million, net margin of $217.6 million and operating income of $90.5 million.
(c) - The Other segment includes assets and capital expenditures of discontinued operations of $4.4 billion and $292.1 million, respectively.

Year Ended December 31, 2012	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Other and Eliminations (c)	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$436,629	$9,176,389	$217,034	$1,970	$9,832,022
Sales to affiliated customers	253,136	—	98,963	—	352,099
Intersegment revenues	825,948	80,274	4,388	(910,610)	—
Total revenues	$1,515,713	$9,256,663	$320,385	$(908,640)	$10,184,121

Net margin	$455,170	$907,340	$286,060	$(4,768)	$1,643,802
Operating costs	164,033	223,844	101,899	1,949	491,725
Depreciation and amortization	83,031	74,344	45,726	2,233	205,334
Gain (loss) on sale of assets	2,278	(932)	5,390	—	6,736
Operating income	$210,384	$608,220	$143,825	$(8,950)	$953,479

Equity earnings from investments	$29,103	$20,701	$73,220	$—	$123,024
Investments in unconsolidated affiliates	$333,210	$494,878	$393,317	$—	$1,221,405
Total assets	$3,040,198	$5,620,420	$1,812,711	$5,427,644	$15,900,973
Noncontrolling interests in consolidated subsidiaries	$4,752	$—	$—	$2,098,089	$2,102,841
Capital expenditures	$566,126	$968,549	$25,383	$306,095	$1,866,153
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. Our Natural Gas Liquids segment’s regulated operations had revenues of $470.6 million, of which $397.7 million related to sales within the segment, net margin of $276.3 million and operating income of $162.8 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. Our Natural Gas Pipelines segment’s regulated operations had revenues of $251.5 million, net margin of $220.3 million and operating income of $99.3 million.
(c) - The Other segment includes assets and capital expenditures of discontinued operations of $4.5 billion and $280.3 million, respectively.

Year Ended December 31, 2011	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Other and Eliminations (c)	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$363,491	$10,325,124	$230,389	$2,363	$10,921,367
Sales to affiliated customers	298,040	—	105,563	—	403,603
Intersegment revenues	871,943	36,155	1,847	(909,945)	—
Total revenues	$1,533,474	$10,361,279	$337,799	$(907,582)	$11,324,970

Net margin	$402,854	$891,788	$284,393	$690	$1,579,725
Operating costs	153,686	198,907	108,635	15,950	477,178
Depreciation and amortization	68,255	63,904	45,390	1,955	179,504
Loss on sale of assets	(299)	(378)	(286)	—	(963)
Operating income	$180,614	$628,599	$130,082	$(17,215)	$922,080

Equity earnings from investments	$30,523	$19,853	$76,870	$—	$127,246
Investments in unconsolidated affiliates	$324,610	$475,185	$423,603	$—	$1,223,398
Total assets	$2,424,626	$4,595,852	$1,886,046	$4,801,015	$13,707,539
Noncontrolling interests in consolidated subsidiaries	$—	$—	$5,171	$1,555,988	$1,561,159
Capital expenditures	$623,739	$401,278	$37,846	$273,204	$1,336,067
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. Our Natural Gas Liquids segment’s regulated operations had revenues of $393.3 million, of which $267.0 million related to sales within the segment, net margin of $250.8 million and operating income of $144.8 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. Our Natural Gas Pipelines segment’s regulated operations had revenues of $265.2 million, net margin of $218.2 million and operating income of $88.0 million.
(c) - The Other segment includes assets and capital expenditures of discontinued operations of $4.0 billion and $242.6 million, respectively.

S.	QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2013
	(Thousands of dollars except per share amounts)
Total revenues	$2,517,955	$2,768,984	$3,135,381	$3,449,559
Net margin	$371,107	$412,758	$424,222	$441,579
Income from continuing operations	$110,503	$153,777	$157,824	$166,986
Income (loss) from discontinued operations, net of tax	$55,202	$(74,282)	$(10,126)	$17,077
Net income	$165,705	$79,495	$147,698	$184,063
Net income attributable to ONEOK	$112,521	$919	$62,356	$90,737
Earnings per share total
Basic	$0.55	$—	$0.30	$0.44
Diluted	$0.54	$—	$0.30	$0.43

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2012
	(Thousands of dollars except per share amounts)
Total revenues	$2,594,684	$2,125,232	$2,547,986	$2,916,219
Net margin	$421,686	$401,888	$420,262	$399,966
Income from continuing operations	$188,166	$153,708	$178,091	$157,783
Income (loss) from discontinued operations and gain on sale, net of tax	$45,296	$(4,503)	$(13,102)	$38,091
Net income	$233,462	$149,205	$164,988	$195,875
Net income attributable to ONEOK	$122,865	$60,993	$65,219	$111,542
Earnings per share total
Basic	$0.59	$0.29	$0.32	$0.55
Diluted	$0.58	$0.29	$0.31	$0.53

T.	SUBSEQUENT EVENTS

The purpose of this reissuance of Item 8 is to reflect as discontinued operations our former natural gas distribution and energy services businesses and the change in our reportable segments. No attempt has been made to modify or update other disclosures presented in our 2013 Form 10-K to reflect events or occurrences after the date of the filing of our 2013 Form 10-K. Therefore, the following disclosures should be read in conjunction with the filings we have made with the SEC subsequent to the filing of our 2013 Form 10-K, including our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, filed on May 7, 2014 and August 6, 2014, respectively.

On January 8, 2014, our Board of Directors unanimously approved the distribution of all the shares of common stock of ONE Gas, our wholly owned subsidiary, to our shareholders. On January 14, 2014, we entered into the following agreements with ONE Gas which provide a framework for our relationship with ONE Gas after the distribution:

•
Separation and Distribution Agreement - sets forth the agreements between us and ONE Gas regarding the principal transactions necessary to effect the distribution. This agreement also sets forth other agreements that govern certain aspects of our relationship with ONE Gas after the completion of the distribution.

•
Tax Matters Agreement - governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

•
Transition Services Agreement - provides for an orderly transition to ONE Gas being an independent, publicly traded company. Under this agreement, ONEOK and ONE Gas have agreed to provide each other with various services, including services relating to treasury and risk management, human resources and payroll management, tax compliance, telecommunications services and information technology services.

•
Employee Matters Agreement - allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations.

On January 27, 2014, ONE Gas, which at the time was our wholly owned subsidiary, completed a private placement of three series of Senior Notes totaling $1.2 billion. The following table details information about each of the three series of Senior Notes:

(In millions)
2.07% notes due February 1, 2019	$300
3.61% notes due February 1, 2024	300
4.658% notes due February 1, 2044	600
$1,200

Our obligations related to the ONE Gas Senior Notes and Credit Agreement terminated in connection with the completion of the separation of ONE Gas.

ONE Gas made a cash payment to us of approximately $1.13 billion from the proceeds of this offering. In February 2014, we retired approximately $152.5 million of the 4.25 percent senior notes due 2022 through a tender offer. The total amount paid, including fees and other charges, was approximately $150 million. We also repaid all commercial paper outstanding, which totaled approximately $600.5 million.

On January 31, 2014, the separation of ONE Gas was completed through a stock dividend distribution of ONE Gas shares to our shareholders after the market closed. We distributed one share of common stock of ONE Gas for every four shares of ONEOK common stock held by ONEOK shareholders of record as of the close of business on January 21, 2014, the record date for the distribution.  We retained no ownership interest in ONE Gas.

In February 2014, we made an irrevocable election to exercise the make-whole call on our $400 million, 5.2 percent senior notes due in 2015. The full repayment is expected to occur in March 2014 and is estimated to be approximately $429 million, which includes accrued but unpaid interest to the redemption date.

In connection with the separation, John W. Gibson retired as Chief Executive Officer of ONEOK and remained Chairman of the Board of ONEOK and ONEOK Partners, effective January 31, 2014. Our Board of Directors approved the expansion of the number of directors of the Board of Directors of ONEOK to 11 from 10 and elected Terry K. Spencer to serve as a member of the Board of Directors effective January 31, 2014. Mr. Spencer serves on the Executive Committee. Mr. Spencer also was elected President and Chief Executive Officer of ONEOK and ONEOK Partners. Also in connection with the separation,

Pierce H. Norton II resigned as an officer of ONEOK effective January 31, 2014, to become President and Chief Executive Officer of ONE Gas.